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Exhibit 10.1

Equifax / IBM Confidential

AGREEMENT

FOR

OPERATIONS SUPPORT SERVICES

This Agreement is entered into as of July 1, 2003 (the "Effective Date"), between

1.
International Business Machines Corporation, a New York corporation ("IBM"),

AND

2.
Equifax Inc., a Georgia corporation ("Equifax").

This Agreement supersedes and replaces certain existing agreements between Equifax (or its Affiliates) and IBM (or its Affiliates), which are listed in Schedule M (Existing IBM-Equifax Agreements Superseded By This Agreement).

        The Parties agree to the terms and conditions set forth in this Agreement (which are those set forth in the main body of this Agreement, and the various Schedules, Exhibits, Attachments, Appendices and Supplements attached to and referenced in this Agreement) and in each Statement of Work executed by the Parties referencing this Agreement.

        The Commencement Date of the Services under this Agreement will be August 7, 2003. This Agreement is subject to ratification by the Equifax Board of Directors at its meeting to be held August 6, 2003. If such ratification does not occur, this Agreement shall be void ab initio and of no further force or effect.

Signed for and on behalf of IBM:

INTERNATIONAL BUSINESS MACHINES CORPORATION
Signature:	/s/ Arthur G. Gopfert

Title:	/s/ Global Senior Project Executive (July 31, 2003)

Signed for and on behalf of Equifax:
EQUIFAX INC.
Signature:	/s/ Owen V. Flynn

Title:	/s/ Chief Technology Officer (July 31, 2003)

Equifax / IBM Confidential

i

	4.3	Disabling Code	22
	4.4	Authorization and Enforceability	22
	4.5	Maintenance	23
	4.6	Efficiency and Cost Effectiveness	23
	4.7	Software Ownership or Use	23
	4.8	Inducements	23
	4.9	Disclaimer	23
	4.10	Legal and Regulatory Compliance	25
	4.11	Year 2000 Warranty	26
	4.12	Covenant of Cooperation and Good Faith	26
5.	TRANSFER, TRANSITION AND TRANSFORMATION		26
	5.1	Transition/Transformation Plans	26
	5.3	Resources and Facilities	27
6.	GOVERNANCE		28
	6.1	Relationship and Contract Governance Model	28
	6.2	Meetings	29
	6.3	Procedures Manual.	29
	6.4	Change Management Process	30
7.	IBM Personnel		30
	7.1	Global Project Executive	30
	7.2	Replacement of Personnel	30
	7.3	Key IBM Personnel Positions	31
	7.4	Retention of Experienced Personnel	32
8.	RELATIONSHIP PROTOCOLS		32
	8.1	Annual Updating of Schedules to this Agreement	32
	8.2	Required Consents	33
	8.3	Appointment as Attorney In Fact	34
	8.4	Conflicts of Interests	35
	8.5	Alternate Providers	35
	8.6	Use of Subcontractors	36

	8.7	Equifax Approvals and Notification	37
9.	CHARGES		37
10.	INTELLECTUAL PROPERTY RIGHTS		37
	10.1	Ownership of Materials	38
	10.2	Obligations Regarding Materials	39
	10.3	Authorized Users	39
11.	CONFIDENTIALITY/DATA SECURITY		39
	11.1	Confidential Information	39
	11.2	Obligations	40
	11.3	Exclusions	41
	11.4	Loss of Company Information	41
	11.5	Limitation	42
	11.6	Equifax Data	42
	11.7	Data Privacy	42
12.	TERMINATION		43
	12.1	Termination By Equifax	43
	12.2	Termination by IBM	44
	12.3	Services Transfer Assistance	44
	12.4	Equitable Remedies	45
	12.5	Other Rights Upon Termination	45
	12.6	Effect of Termination/Survival of Selected Provisions	47
	12.7	Savings Clause	47
13.	LIABILITY		47
	13.1	Liability Caps	47
	13.2	*	48
	13.3	Direct Damages and Cover Charges	48
	13.4	Dependencies	48
	13.5	Remedies	48

*
Omitted pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

14.	INDEMNITIES		49
	14.1	Indemnity by IBM	49
	14.2	Indemnity by Equifax	50
	14.3	Employment Actions	52
	14.4	Exclusive Remedy	52
	14.5	Infringement	52
	14.6	Indemnification Procedures	52
	14.7	Limitation	53
15.	INSURANCE AND RISK OF LOSS		53
	15.1	IBM Insurance	53
	15.2	Risk of Property Loss	54
	15.3	Mutual Waiver of Subrogation	54
16.	DISPUTE RESOLUTION		55
	16.1	Dispute Resolution Procedures	55
	16.2	Continued Performance	56
17.	GENERAL		56
	17.1	Relationship of Parties	56
	17.2	Entire Agreement, Updates, Amendments and Modifications	57
	17.3	Force Majeure	57
	17.4	Waiver	58
	17.5	Severability	58
	17.6	Counterparts	58
	17.7	Governing Law	58
	17.8	Binding Nature and Assignment	59
	17.9	Notices	59
	17.10	No Third Party Beneficiaries	60
	17.11	Other Documents	60
	17.12	Consents and Approvals	60
	17.13	Headings	60
	17.14	Remarketing	60
	17.15	Commencement of Actions	61

17.16	IBM Logo Products Warranties	61
17.17	Local Enabling Agreements	61

v

ATTACHMENTS**

Form of Local Enabling Agreement

Schedule	Title
A	Services
B	Service Levels
C	Charges
D	Human Resources
E	Equipment
F	Software
G	Third Party Agreements
H	Facilities
I	Transition/Transformation
J	IT Management Process Improvement Program
K	Operational Reports
L	Governance
M	Existing IBM-Equifax Agreements Superseded By The Agreement
N	Projects
O	Services Transfer Assistance
P	Data Protection
Q	Country-Specific Regulatory and Legal Requirements
R	Listed Subcontractors
S	Disaster Recovery Services
T	Security Procedures

**
Copies of the above attachments will be provided to the Commission upon request.

       Equifax / IBM Confidential

1.     PURPOSE/STRUCTURE/TERM OF AGREEMENT

  1.1    Purpose of Agreement

    (a) IBM is a provider of a broad range of operations support services for financial services companies including, without limitation, information technology, information management, communications and related services, and is experienced and skilled in the administration, management, provision and performance of such services and the business functions, responsibilities and tasks attendant with such services. IBM desires (i) to continue to provide certain of these operations support services to the Equifax Group for the Equifax Business, and to continue to perform and assume the functions, responsibilities and tasks attendant with such operations support services as currently performed by IBM for the Equifax Business and the Equifax Group; and (ii) to provide additional quantities and elements of these and other operations support services to the Equifax Group for the Equifax Business and to perform and assume the functions, responsibilities and tasks attendant with such operations support services as currently performed by the Equifax Group or as envisioned to be required for the Equifax Business and the Equifax Group, all as specifically set forth in this Agreement. Equifax desires that such operations support services for the Equifax Business and the Equifax Group and the attendant functions, responsibilities and tasks, be performed and assumed by IBM. This Agreement documents the terms and conditions under which (i) the Equifax Group will obtain such operations support services from IBM and (ii) IBM will administer, manage, support, provide and perform such services and the functions, responsibilities and tasks attendant with such services, for the Equifax Group.

    (b) Subject to Section 1.1(d), the Parties have identified goals and objectives that they intend that IBM's performance pursuant to this Agreement will assist the Parties to achieve. These goals and objectives include the following:

(i)    Realigning of the scope of IBM's services with Equifax Group's business needs;

(ii)    Providing world class service delivery based on industry best practices and standards, specifically aimed at improving information technology productivity and reliability, and speed to market of new products;

(iii)    Achieving significant cost savings, beginning in 2003, and continuing from year to year, enabling resources to be redirected from maintaining legacy systems to new growth initiatives, including the development of new products;

(iv)    Providing pricing structures that give Equifax Group better visibility into and control over its total life-cycle spending for information technology systems and platforms;

(v)    A commitment by IBM to maintaining the technological currency of the information technology systems and resources used to perform the Services;

(vi)    Providing market competitive pricing throughout the Term of this Agreement;

(vii)    Establishing a global relationship and Agreement governance structure that shall facilitate the use of consistent approaches and processes across all the countries in which Equifax Group operates;

(viii)    Achieving seamless service across the U.S., Canada and Europe that leverages IBM competency centers;

(ix)    Establishing a single, integrated delivery model across geographies that minimizes the number touch-points between IBM and Equifax Group and eliminates the need for Equifax Group to function as an integrator;

(x)    Delivering a solution that places risk on the Party in the best position to manage and control the risk;

(xi)    Providing value-added strategic thought, vision and leadership from IBM;

(xii)    Providing an opportunity to transition the Services back to the Equifax Group or to another service provider from IBM with minimal disruption;

(xiii)    Delivering a solution that will enable IBM to be successful;

(xiv)    Securing favorable rates for current and additional resource consumption and for reductions in resource consumption and increasing flexibility regarding resources chargeable and available to the Equifax Group and committed by IBM to the Equifax Group;

(xv)    Enhancing the current functionality of the Equifax Group's processes, systems and service levels covered under this Agreement;

(xvi)    Proactively defining and proposing cost-effective solutions to improve the efficiency and functionality of the information management systems operations of the Equifax Group in support of the Equifax Business;

(xvii)    Ensuring the efficiency, stability and security of existing and future processes, systems and service levels; and

(xviii)    Evolving the support services, processes, systems and service levels to meet the dynamic requirements of the Equifax Group and Equifax Business.

    (c) IBM recognizes that the Equifax Group expects to be treated as a valued customer and agrees that the definition of customer satisfaction goes beyond IBM's performance against established service levels and requires that IBM exhibit a customer service attitude focused on assisting Equifax where commercially reasonable to attain the goals and objectives described in Section 1.1(b), including, without limitation, reducing the operations support costs of and improving service levels to the Equifax Group and the customers of the Equifax Group.

    (d) The provisions of this Section 1.1 are intended to be a statement of the purpose of this Agreement and are not intended to alter the plain meaning of the terms and conditions of this Agreement or to require either Party to undertake performance obligations beyond those set forth in this Agreement. To the extent that the terms and conditions of this Agreement are unclear or ambiguous, such terms and conditions are to be interpreted and construed consistent with the purposes set forth in this Section 1.1.

  1.2    Structure of Agreement

    (a) For certain purposes under this Agreement, the Services will be grouped around the following technology Platforms: (i) Mainframe, Midrange, Parallel Systems, MicroLAN and Service Desk, which collectively comprise and are sometimes referred to as the "Operations" Service Tower; (ii) Voice and Data (including WAN, LAN and MAN), which collectively comprise and are sometimes referred to as the "Network" Service Tower; and (iii) Disaster Recovery, which is a cross-functional Service Tower that spans both the Operations and Network Service Towers.

    (b) Although the scope of the Services does not include * as of the Execution Date, Equifax has agreed to purchase a certain amount of * from IBM under this Agreement. IBM has agreed to supply such services to Equifax and has included in the charges under Schedule C (Charges) a portion of the cost to Equifax of such work. Any * services ordered from IBM under this Agreement shall be authorized by a Statement of Work prepared and issued under this Agreement for such services, which Statement of Work will contain special terms and conditions applicable to the performance of the * work.

    (c) This Agreement is comprised of the provisions set forth in this Agreement and the various Schedules, Exhibits, Attachments, Appendices and Supplements referenced herein.

    (d) IBM and Equifax will be the primary contracting parties under this Agreement. Non-U.S. Affiliates of the Parties shall sign Local Enabling Agreements in order for the Services to be provided and received in their respective home countries in accordance with Section 17.17 of this Agreement.

  1.3    Term of Agreement

    (a) The term of this Agreement will begin as of the Effective Date and will terminate upon the later to occur of (a) the tenth (10th) anniversary of the Execution Date, or (b) the completion of the Services Transfer Assistance (the "Term"), unless earlier terminated in accordance with the provisions of this Agreement or extended pursuant to Section (a). The Commencement Date shall be August 7, 2003 for the Canada, Ireland, Spain, U.K and U.S. Country Locations. Equifax will remain responsible for the performance of the Services from the Execution Date to the Commencement Date for all Country Locations, and IBM will provide assistance to Equifax in managing the delivery of the Services during that period.

  1.4    Extension of Services

    (a) Equifax may request and IBM will extend the provision of the Services or the Services Transfer Assistance for up to one (1) year ("Extension Period") upon not less than sixty (60) days prior written notice before the scheduled termination or expiration of the provision of the Services or Services Transfer Assistance, or if applicable, notice given within thirty (30) days after the effective date of a notice of termination for any reason by either Party, other than Termination for Convenience. Equifax shall have three (3) such optional Extension Periods. The charges set forth in Schedule C (Charges), subject to adjustment and change as provided in Schedule C (Charges), shall apply during any Extension Periods. However, in the event Equifax is in default with respect to the payment of any amounts under this Agreement at the start of the Extension Period, IBM will extend the provision of such Services or Services Transfer Assistance as described in this Section 1.4, only if Equifax cures such default and prepays three (3) months of the Monthly Charges during such Extension Period and a reasonable projection of other charges due for such three (3) calendar months period. Equifax will be credited any unused portions of such prepayment for the remaining part of such Extension Period covered by such unused portion of such prepayment.

*    Information deleted pursuant to Rule 24b-2 of the Exchange Act.

2.     DEFINITIONS

  2.1    Certain Definitions

        In this Agreement, the following terms will have the following meanings:

1998 Agreement	Means that certain Master Agreement for Operations Support Services, dated January 1, 1998, as amended, between IBM and Equifax.
Action	has the meaning given in Section 17.7.
*
Affiliates	means, with respect to a Party, any entity at any time Controlling, Controlled by or under common Control with such Party.
Agreement
means this Agreement for Operations Support Services, including all of the various Schedules, Exhibits, Attachments, Appendices and Supplements attached to and referenced herein and any Statements of Work issued under and referencing this Agreement.
*
Applications Software
means those programs and programming, including all supporting documentation and media, that perform specific user related data processing, data management and telecommunications tasks, including updates, enhancements, modifications, releases and Derivative Works thereof. Applications Software as of the Execution Date is listed in Schedule F (Software).
Applications Software —Equifax
means the Applications Software provided by or through Equifax as of the Execution Date, as listed on Schedule F (Software) under such heading, or during the Term of this Agreement in accordance with Section 6.4. If additional Applications Software is provided by or through Equifax during the Term or if previously provided Applications Software is removed, Schedule F (Software) will be amended to reflect the addition or removal of such Applications Software in accordance with Sections 8.1 and 17.2.
Applications Software —IBM
means the Applications Software provided by or through IBM as of the Execution Date, as listed on Schedule F (Software) under such heading, or during the Term of this Agreement in accordance with Section 6.4. If additional Applications Software is provided by or through IBM during the Term or if previously provided Applications Software is removed, Schedule F (Software) will be amended to reflect the addition or removal of such Applications Software in accordance with Sections 8.1 and 17.2.
* Information deleted pursuant to Rule 24b-2 of the Exchange Act.

Authorized User
means a person or entity (which shall be either an Affiliate or a customer of Equifax or an entity in which an Equifax Group member is a joint venturer, partner, member or equity owner) authorized to use the Services, including without limitation the System, by Equifax.
Baseline(s)	has the meaning given in Schedule C.
Cable or Cabling	means the wires or cables that interconnect Machines and/or connect a Machine to a facility connection.
Change of Control
means the transfer of the Control of a Party, or a sale of substantially all of the assets of a Party, from the persons or persons who hold such Control on the Execution Date to another person or persons, but shall not include a transfer of the Control of a Party to an Affiliate of such Party.
Claim	has the meaning given in Section 14.6(a).
Code	has the meaning given in Article 10.
Commencement Date	means the date(s) on which IBM's becomes responsible for performance the Services, which date may be different from one Country Location to another.
Commercially Reasonable Efforts
Whether or not capitalized, means taking such steps and performing in such a manner as a well managed company would undertake where such company was acting in a determined, prudent and reasonable manner to achieve a particular desired result for its own benefit.
Company Information	has the meaning given in Section 11.1.
Confidential Information	has the meaning given in Section 11.1.
Contract Change	means any change(s) to any of the documents comprising this Agreement, which shall be carried out as provided in Sections 17.2 and 8.1.
Contract Year	means any consecutive twelve (12) month period commencing on the Execution Date or any anniversary thereof during the Term.
Control, Controlling, or Controlled
means possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of an entity through contractual right or ownership of greater than fifty (50%) percent of the voting securities of such entity.
Country Location	has the meaning given in Schedule C (Charges).
Data Center	means the data centers from which the Services are provided located in the Facilities listed in Schedule H (Facilities).
Derivative Work
means a work based on one or more pre-existing works, including without limitation, a condensation, transformation, expansion or adaptation, which would constitute a copyright infringement if prepared without authorization of the owner of the copyright of such pre-existing work.
Develop	has the meaning given in Article 10.
Direct Damages	has the meaning given in Section 13.3.
Direct Damages Caps	has the meaning given in Section 13.1(b).

Disabling Code	means Code which is designed for the purpose and has the effect of disabling or otherwise shutting down one or more software programs or systems and/or hardware or hardware systems.
Disaster Recovery	means the cross-functional Service Tower that is composed of the Disaster Recovery Services as specified in Schedule S for the environment that spans both the Operations and Network Service Towers.
Disaster Recovery Services	means the Disaster Recovery Services described in Schedule A (Services) and/or Schedule S (Disaster Recovery Services).
Effective Date	means the date set forth on the initial page of this Agreement.
Elements of the Services	has the meaning given in Section 17.14.
EMU Matters	means the failure of any product or service to correctly process or properly exchange monetary data in euro denominations accurately.
Equifax
Means one or more members of the Equifax Group, as the context requires, unless it is clear from the context that the term "Equifax" is instead intended to mean Equifax Inc. in that particular instance.
Equifax Business	means the businesses engaged in by the Equifax Group.
Equifax Code
means Code Developed by IBM and/or its subcontractors independently or jointly with the Equifax Group and/or their contractors, as part of the Services. Equifax Code shall not include any IBM Derivative Code.
Equifax Data
means all information, whether or not Confidential Information, entered in Software or Machines by or on behalf of Equifax and information derived from such information, including as stored in or processed through the Machines or Software.
Equifax Direct Damages Cap	has the meaning given in Section 13.1(b).
Equifax Derivative Code
means Code Developed by IBM and/or its subcontractors independently or jointly with the Equifax Group and/or their contractors, as part of the Services, which constitutes Derivative Work of software for which the copyright is owned by the Equifax Group and/or their contractors.
Equifax Group	means individually and collectively Equifax and its existing and future Affiliates that are using and/or receiving any portion of the Services.
Equifax Owned Software	means Software that is owned by Equifax.

Equifax Provided Hardware
means the computer equipment peripheral devices, storage media, Cabling, connectors, the Data Network, the LAN, telephone equipment and other equipment (however described) provided from time to time by the Equifax Group for use by IBM to perform and deliver the Services and fulfill its obligations under this Agreement. The Equifax Provided Hardware as of the Execution Date is listed on and/or referred to in Schedule E (Machines). If additional Equifax Provided Hardware is added or previously provided Equifax Hardware is removed during the Term of this Agreement in accordance with Section 6.4, Schedule E (Machines) shall be updated pursuant to Sections 8.1 and 17.2 to reflect the then-current Equifax Provided Hardware.
Equifax Provided Office Furnishings
means the desks, chairs, filing cabinets, office cube partitions and other office furniture (however described) provided from time to time by the Equifax Group for use by IBM to perform and deliver the Services and fulfill its obligations under this Agreement. The Equifax Provided Office Furnishings as of the Execution Date are listed on and/or referred to in Schedule E (Machines). If additional Equifax Provided Hardware is added or previously provided Equifax Hardware is removed during the Term of this Agreement in accordance with Section 6.4, Schedule E (Machines) shall be updated pursuant to Sections 8.1 and 17.2 to reflect the then-current Equifax Provided Office Furnishings.
Equifax Retained Function	means any Process-Element intersection in the Scope Models in Schedule A (Services) in which Equifax is designated as the Actor or for which IBM is not designated as the Actor.
Equifax Software	means Applications Software-Equifax and Systems Software-Equifax.
Equifax Works
means literary works of authorship (other than Code) Developed by IBM and/or its subcontractors independently or jointly with the Equifax Group and/or its contractors under this Agreement, specifically for the Equifax Group or the Equifax Business or specifically for the purpose of providing the Services, including without limitation user manuals, charts, graphs and other written documentation, and machine-readable text and files, but shall not include any Derivative Works of any works in which the copyright is owned by IBM, its Affiliates or subcontractors.
Euro-Ready
means that a product or service, when used in accordance with its associated documentation and used properly in accordance with its specifications, will correctly process monetary data in the euro denomination and will perform in accordance with the euro currency formatting conventions including the euro sign assuming that all other products (i.e. hardware, software, firmware, etc.) that are used with this product are also Euro-Ready.
Execution Date	means the date this Agreement is signed by both Parties.
Extension Period	has the meaning given in Section 1.4.
Facilities	means the facilities listed in Schedule H (Facilities).
Force Majeure Event	has the meaning given in Section 17.3(a).

IBM
Means any or all of International Business Machines Corporation and its Affiliates, as the context requires, unless it is clear from the context that the term "IBM" is instead intended to mean International Business Machines Corporation in that particular instance.
IBM Code
means Code Developed by IBM personnel at IBM's expense and not as part of the Services, but used to provide the Services, which code does not constitute a Derivative Work of any software owned by the Equifax Group, IBM, or their respective Affiliates or contractors or subcontractors. IBM Code shall not include any Equifax Derivative Code.
IBM Derivative Code	means Code Developed under this Agreement, which constitutes Derivative Works of software for which the copyright is owned by IBM, its Affiliates or its subcontractors.
IBM Direct Damages Cap	has the meaning given in Section 13.1(a)(i).
IBM Euro-Ready
means that an IBM Logo product, when used in accordance with its associated documentation and used properly in accordance with its specifications, will correctly process monetary data in the euro denomination and will perform in accordance with the euro currency formatting conventions including the euro sign assuming that all other products (i.e. hardware, software, firmware, etc.) that are used with this product are Euro-Ready. IBM hardware products that are IBM Euro-Ready may or may not have an engraved Euro sign key on their keyboards.
IBM Indemnitees	has the meaning given in Section 14.2.
IBM Interfaces
means Code and/or literary works of authorship created at IBM's expense, by IBM personnel and/or its contractors and not as part of the Services, but used to provide the Services, and interface or describe and instruct regarding the interface, between and among Applications Software and the Systems Software, which does not constitute a Derivative Work of any software or literary works of authorship owned by the Equifax Group, IBM, or their respective Affiliates or contractors, including without limitation, user manuals, charts, graphs and other written documentation, and machine-readable text and files.
IBM Logo Products	has the meaning given in Section 4.11.
IBM Machines
means the computer equipment, peripheral devices, storage media, cabling, connectors, extenders and other equipment (however described) including without limitation, modems, routers and termination boxes for the Network located in the Facilities and other Equifax Group Sites, including without limitation Data Center and at the Network Locations, provided by or through and used from time to time by IBM to perform and deliver the Services and fulfill its obligations under this Agreement. The IBM Machines as of the Execution Date are listed on Schedule E (Machines), which schedule shall be updated pursuant to Section 8.1 during the Term to reflect the then current IBM Machines.
IBM Software	means the Applications Software—IBM and Systems Software—IBM.

IBM Year 2000 Compliance or Compliant
means that the product will, subject to the provisions of Section 4.9(b)), when used in accordance with its associated documentation, (i) accurately process and handle date data (including but not limited to, calculating, comparing and sequencing, to the extent that the product's specifications provide for such processing or handling of date data) within, from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000, including leap year calculations, to the extent that all other products used in combination with such product properly exchange date data with it, and (ii) will properly exchange date data with other IBM Logo Products that are IBM Year 2000 Compliant, provided that such IBM Logo Products are specified by IBM to operate together as part of a system.
IBM Works
means literary works of authorship (other than Code) Developed at IBM's expense, by IBM personnel and/or its contractors and not specifically for the Equifax Group or the Equifax Business or not specifically for the purpose of providing the Services, but used to provide the Services, including without limitation user manuals, charts, graphs and other written documentation and machine-readable text and files, but shall not include any Derivative Works of any works in which the copyright is owned by Equifax or its Affiliates or subcontractors.
Indemnified Party	has the meaning given in Section 14.4.
Indemnifying Party	has the meaning given in Section 14.5(a).
Indemnitee	has the meaning given in Section 14.1.
Key IBM Personnel Positions	means those personnel furnished by IBM to perform the Services who occupy positions designated as Key IBM Personnel Positions in Schedule D (Human Resources) or pursuant to Section 7.3.
Knowledge Retention Personnel	Has the meaning given in Section 7.4(a).
Listed Subcontractors	has the meaning given in Section 8.6(a).
Local Enabling Agreements	has the meaning given in Section 17.17.
Losses
means all losses, liabilities, damages, penalties and claims (including taxes and all related interest and penalties incurred directly with respect thereto), and all related costs, expenses and other charges *.
Machines	Means the IBM Machines and Equifax Provided Hardware.
Maintenance Release
Means those Software fixes and updates provided by the Software vendors as part of normal maintenance service for the Software for which there is no charge by such vendors in addition to periodic maintenance charges, if any.
Materials	Means the Equifax Code, the Equifax Derivative Code, the Equifax Works, the IBM Code, the IBM Derivative Code, the IBM Works and the IBM Interfaces.
* Information deleted pursuant to Rule 24b-2 of the Exchange Act.

MicroLan	means desktop support. For the avoidance of doubt, the terms "MicroLan," and "Desktop" are used interchangeably in this Agreement.
Network	means the Service Tower that is composed of the Voice and Data (i.e., WAN, LAN and MAN) Platforms, as such Platforms are defined in Schedule C.
New Services	has the meaning given in Section 10.1 of Schedule C (Charges).
Notice	has the meaning given in Section 16.1(b).
Operations	means the Service Tower that is composed of the Mainframe, Mid-Range, Parallel Systems, MicroLan and Service Desk Platforms, as such Platforms are defined in Schedule C.
Parties	means IBM and Equifax.
Party	means IBM or Equifax.
Platform	is a term used in certain circumstances under this Agreement to subdivide the Services comprising a Service Tower (i.e., Operations, Network or Disaster Recovery) into sub-groups/clusters of Services.
Project	has the meaning given in Schedule N (Projects).
Project Executive	has the meaning given in Section 7.1.
Required Consents
means any consents or approvals required to be obtained (a) to allow IBM, its Affiliates and its approved subcontractors to assume financial and/or support, operational, management and administrative responsibility for the Equifax Software, the Equifax Provided Hardware and the Equifax Provided Office Furnishings in connection with the Services; (b) for the licensing, transfer and/or grant of the right to the Equifax Group, as permitted by each license, to use the IBM Software and IBM Machines as contemplated by this Agreement; and (c) for the Equifax Group and IBM, its Affiliates and its approved subcontractors to have access to and use of the space, equipment, software and/or third party services provided under the Third Party Agreements in connection with the Services as contemplated by this Agreement.
Resource Unit ("RU")	Has the meaning given in Schedule C (Charges).
Service Level Credits	has the meaning set forth in Schedule B (Service Levels).
Service Employees	has the meaning given in Section 12.5(g).
Service Levels	means the standards of performance to be met or exceeded by IBM in providing the Services. The Service Levels are set forth in Schedule B (Service Levels).
Service Tower	is a term used in certain circumstances under this Agreement to subdivide the Services into three high-level groups of Services: Operations, Network and Disaster Recovery.

Services
means all functions, responsibilities, tasks and activities: (a) described in this Agreement that are to be performed by IBM under this Agreement; or (b) that are directly related to information technology services and were performed for the Equifax Group in the immediately preceding twelve (12) months before the Execution Date by the Transferred Employees or by Equifax Group employees whose functions are assumed by IBM or displaced under this Agreement; or (c) that were performed or required to be performed by IBM and/or its Affiliates and subcontractors for the Equifax Group in the immediately preceding twelve (12) months prior to the Execution Date under the 1998 Agreement or any of the other agreements identified in Schedule M as being superseded by this Agreement; or (d) that were performed in the immediately preceding twelve (12) months before the Execution Date by assets conveyed or made available to IBM or displaced as a result of this Agreement. For the avoidance of doubt, the Parties agree that references in this definition to the 1998 Agreement and other agreements identified in Schedule M are for purposes of defining the scope of the Services under this Agreement—such references are not intended to incorporate by reference into this Agreement any legal terms and conditions of such agreements, all of which are superseded by this Agreement.
Services Transfer Assistance	has the meaning given in Section 12.5.
Software	means IBM Software and Equifax Software.
Span Elements	has the meaning provided in Schedule A (Services).
Statement of Work	has the meaning given in Schedule N (Projects).
System	means the Machines, Software and Network covered under this Agreement and the operating environment therefor.
Systems Software
means those programs and programming (including all supporting documentation and media) that perform tasks related to the functioning of the data processing, and telecommunication equipment which is used to operate the Applications Software or otherwise to support the provision of the Services by or through IBM under this Agreement, whether or not licensed to IBM. Systems Software may include but is not limited to, database creation and management software, application development tools, operating systems, software utilities, data security software, data network software, communications monitors and data base managers. Systems Software as of the Execution Date is listed in Schedule F (Software), which schedule shall be updated pursuant to Sections 8.1 and 17.2 during the Term to reflect the then current Systems Software. In Schedule A (Services), Systems Software is subdivided into and includes two groups of Software identified as "Platform Software" and "Infrastructure Software."

Systems Software —Equifax
means the Systems Software and general purpose software such as the database creation and management software, utility software and applications development tools software provided by or through Equifax on the Execution Date, as listed in Schedule F (Software) under such heading, or during the Term of this Agreement in accordance with Section 6.4. If additional Systems Software is provided by or through Equifax during the Term or if previously provided Systems Software is removed, Schedule F (Software) will be amended to reflect the addition or removal of such Systems Software in accordance with Sections 8.1 and 17.2
Systems Software—IBM
means the Systems Software provided by or through IBM on the Execution Date, as listed in Schedule F (Software) under such heading, or during the Term of this Agreement in accordance with Section 6.4. If additional Systems Software is provided by or through IBM during the Term or if previously provided Systems Software is removed, Schedule F (Software) will be amended to reflect the addition or removal of such Systems Software in accordance with Sections 8.1 and 17.2
Term	has the meaning given in Section 1.3 and any extension and renewal term described in this Agreement.
Termination Charges	means the charges designated as such that are set forth in Exhibit C-8.
Third Party Agreements
means those contractual, leasing and licensing arrangements to which one or more members of the Equifax Group is a party and pursuant to which a member of the Equifax Group receives any third party products, software and/or services that IBM will need to access or use in providing the Services and for which IBM is assuming financial, management and/or administrative responsibility under this Agreement. Third Party Agreements in effect as of the Execution Date are listed on Schedule G (Third Party Agreements), which schedule shall be updated pursuant to Sections 8.1 and 17.2 during the Term to reflect the then-current Third Party Agreements.
Third Party Provider
means a business or entity other than a member of the Equifax Group or IBM and its Affiliates that provides products, software and/or services under a Third Party Agreement, in support of the provision of the Services by IBM.
Third Party Service Agreements
means those Third Party Agreements, excluding leases and license agreements, pursuant to which a member of the Equifax Group receives third party services that IBM will need to access or use in providing the Services and for which IBM is assuming financial, management and/or administrative responsibility under this Agreement. Third Party Services Agreements in effect as of the Execution Date are listed on Schedule G (Third Party Agreements), which schedule shall be updated pursuant to Sections 8.1 and 17.2 during the Term to reflect the then-current Third Party Service Agreements.
Transferred Employees	has the meaning given in Section 5.2.
Trade Secrets	has the meaning given in Section 11.1.
Transition Cover Costs	has the meaning given in Section 13.3(b).

Transition Personnel	has the meaning given in Section 5.1(e).
Transformation/ Transformation Plan	has the meaning given in Section 5.1(a).
Use	means, in the context of Software, to use, copy, maintain, modify, enhance, distribute or create Derivative Works as permitted under the license for such Software.
Version	means those Software updates that generally add function to the existing Software and may be provided by the Software vendors at a fee over and above the standard periodic software maintenance costs.
Virus or Viruses
means computer instructions that are intended, designed and have the effect of adversely affecting the specified operation, security or integrity of a computing, telecommunications or other digital operating or processing system or environment.
Wind-Down Expenses
means the net amount, after IBM takes commercially reasonable action to mitigate the amount thereof, that will reimburse IBM for the actual reasonable costs for severance, relocation and unbillable time that IBM incurs in the placement on other customer accounts or severance of IBM personnel primarily employed to provide the Services; provided, however, Equifax shall have the right to mitigate such costs by hiring such IBM personnel.

  2.2    Other Terms

    Other capitalized terms used in this Agreement are defined where they are used and have the meanings there indicated. Those terms, acronyms and phrases not defined in this Agreement but in common usage in the information technology ("IT") industry or other pertinent business context shall have their generally understood meanings in the IT industry.

3.     THE SERVICES

  3.1    Obligation to Provide Services

    (a) Starting on the Commencement Date in each Country Location and continuing during the Term, IBM shall provide the Services to, and perform the Services for, the Equifax Group, for use by the Equifax Group and other Authorized Users.

    (b) In performing and providing the Services, the relationship of IBM with the members of the Equifax Group will be as an independent contractor. However, as a result of its position in providing and performing the Services, the Parties acknowledge that certain employees of IBM and each of its Affiliates providing portions of the Services may have a unique knowledge of the information technology operations of the members of the Equifax Group that no employee of a member of the Equifax Group will have in full, and employees of IBM and each of its Affiliates providing portions of the Services will be interacting with the employees, executive management and accountants to the Equifax Group and the members thereof, and will be performing functions that would otherwise be performed by employees of the Equifax Group.

    (c) There may be functions, responsibilities, activities and tasks not specifically described in this Agreement which are required for the proper performance and provision of the Services and are an inherent part of, or a necessary sub-part included within, the Services. To the extent such functions, responsibilities, activities and tasks either (i) were performed during the twelve (12) months preceding the Commencement Date by Equifax personnel (employees and contractors) or assets transitioned or made available to IBM or displaced as a result of this Agreement or (ii) are determined to be required for the proper performance and provision of the Services or are an inherent part, or a necessary sub-part included within, the Services, such functions, responsibilities, activities and tasks shall be deemed to be implied by and included within the scope of the Services to the same extent and in the same manner as if specifically described in this Agreement. Each such determination shall be made by agreement of the Parties or resolved pursuant to the dispute resolution provisions of Article 16. For the avoidance of doubt: (i) this Section 3.1(c) shall not be interpreted to include as deemed parts of the Services any functions, responsibilities, activities or tasks that are not related to the provision of information technology services — for example, managing the company's annual charitable fund-raising campaign; and (ii) IBM's obligations with respect to the interpretation of or compliance with laws and regulations as they apply to the Equifax Business shall be limited to those obligations expressly set forth in this Agreement, the criteria in this Section 3.1(c) notwithstanding.

    (d) IBM shall refresh and supplement the infrastructure, tools, and other factors of production used by IBM in providing its services in order to keep pace with technological advances and advances in the methods of delivering services, where such advances are at the time pertinent and in general use within the information technology industry to enable Equifax to take advantage of technological advancements in its industry and support Equifax's efforts to maintain competitiveness in the markets in which it competes. For the avoidance of doubt, this provision does not apply to Span Elements for which a specific refresh schedule has been provided or for which Equifax has retained financial responsibility for refreshment.

  3.2    Performance

    IBM agrees to perform the Services in a manner that will meet or exceed each of the applicable Service Levels set forth in Schedule B (Service Levels), subject to the limitations and in accordance with the provisions set forth in this Agreement, and to standards satisfied by well-managed operations performing services similar to the Services. IBM further agrees that it shall perform the Services at least at the same level and with at least the same degree of accuracy, quality, completeness, timeliness, responsiveness and efficiency as was provided prior to the Commencement Date by or for Equifax provided Equifax can demonstrate to IBM such levels and degrees utilizing data for the twelve (12) months immediately preceding the Commencement Date.

  3.3    Disaster Recovery Services

    IBM will provide Disaster Recovery Services in accordance with Schedules A and S. If IBM fails to provide Disaster Recovery Services to the extent and in accordance with the time table set forth in Schedule A (Services) or Schedule S (Disaster Recovery Services) for a period as set forth in Schedule A (Services) or Schedule S (Disaster Recovery Services), Equifax will be entitled, at its election, to terminate the portion of this Agreement (including Schedule S (Disaster Recovery Services)) relevant to the affected Service Tower within the affected country pursuant to Section 12.1(a) (without giving the notices and observing the cure periods set forth in Section 12.1(a)) upon written notice to IBM. If the Services for the Operations and/or Network

    Service Towers are terminated, Equifax shall have the right to terminate the corresponding Disaster Recovery Services described in Schedules S and A on the same basis. If Equifax elects to terminate as described in this Section 3.3, Equifax shall give notice to IBM of such election within thirty (30) days after the occurrence of the event on which such termination is based. In the event termination of this Agreement is authorized under this Section 3.3, Equifax shall not be required to pay any Termination Charges or Wind-Down Expenses to IBM. Such termination shall not constitute the sole and exclusive remedy of Equifax for such failure of performance by IBM.

  3.4    Audits

    (a) IBM shall maintain a complete audit trail of all financial and non-financial transactions resulting from this Agreement. IBM will assist the Equifax Group in meeting their respective audit and regulatory requirements, including providing access to the Facilities and IBM's and its Affiliates' books and records, to enable the Equifax Group and its auditors and examiners, to conduct appropriate audits and examinations of the Equifax Group's operations and IBM's and its Affiliates' operations relating to the performance of the Services, and to: (i) verify the accuracy of IBM's charges and credits to Equifax; (ii) verify the integrity of Equifax Group Data and examine the systems that process, store, support and transmit that data; (iii) verify that the Services are being provided in accordance with this Agreement; and (iv) as otherwise necessary to enable Equifax to meet, or to confirm that IBM is meeting, applicable regulatory and other legal requirements. Without limiting the generality of the preceding sentence, in conducting such audits and examinations, the Equifax Group and its auditors and examiners shall have the right to audit or examine relevant practices and procedures; systems, Machines and Software; and supporting information and calculations regarding compliance with Service Levels; general controls and security practices and procedures; disaster recovery and back-up procedures; provided, however, that neither Equifax nor its auditors will be allowed access to other IBM or IBM Affiliates customers' records or IBM confidential and proprietary data; but provided further that nothing in this Agreement shall limit or restrict Equifax's or IBM's rights in discovery proceedings pursuant to any civil litigation. Such access will require forty-eight (48) hour written notice to IBM and will be provided at reasonable hours. If any audit or examination reveals that IBM's invoices for the audited period are not correct (other than amounts in dispute pursuant Schedule C (Charges)), IBM shall promptly reimburse Equifax for the amount of any overcharges, or Equifax shall promptly pay IBM for the amount of any undercharges. If any such audit activities interfere with IBM's ability to perform the Services in accordance with the Service Levels, IBM shall be relieved of such performance obligations to the extent caused by such audit activity. If the assistance required of IBM shall cause IBM to expend resources and incur additional costs to provide such assistance that are not within the scope of the Services and Resource Unit Baselines, Equifax shall reimburse IBM for such costs.

    (b) If the exercise by the Equifax Group of its audit rights under Section 3.4(a) relates to functions performed by IBM's subcontractors, IBM shall supply or cause to be provided to the Equifax Group (or its auditors or examiners, as applicable) the necessary information and, as required, arrange for the Equifax Group (or its auditors or examiners, as applicable) to have suitable access to IBM's subcontractor's facilities (under IBM's accompaniment); provided, however, Equifax may request IBM to arrange such access only if part of the Services are performed at such subcontractor's facility.

    (c) Subject to Section 4.10, IBM agrees to make any changes to the Services and take other actions which are necessary in order to maintain compliance with laws or regulations applicable to its performance and provision of the Services. Subject to Section 4.10, Equifax may submit to IBM findings and recommendations regarding changes to the Services necessary for the compliance by Equifax with applicable laws and regulations which IBM will analyze and consider in good faith. IBM shall promptly respond to Equifax regarding IBM's evaluation and activity plan for such findings and recommendations.

    (d) IBM shall conduct audits of or pertaining to the Services in such manner and at such times as is consistent with the audit practices of well managed operations performing services similar to the Services. IBM shall support Equifax's conduct of SAS 70 (or similar or successor) audits to the extent the control objectives of such audits relate to functions performed by IBM under this Agreement.

    (e) IBM shall make available promptly to Equifax the relevant portions of results of any * conducted by IBM or its Affiliates * or by inspectors or regulators, relating to the effectiveness of IBM's * to the extent such * is relevant to the Services and indicates an impact to Equifax.

    (f) Until the later of (i) three (3) years after expiration or termination of this Agreement; (ii) all pending matters relating to this Agreement (e.g., disputes) are closed; or (iii) the information is no longer required to meet Equifax's records retention policy as disclosed by Equifax to IBM in writing and as such policy may be adjusted from time to time, IBM shall maintain and provide access upon request to the records, documents and other information required to meet Equifax's audit rights under this Agreement.

  3.5    IBM Cooperation with Authorized User Examinations

    IBM acknowledges that Authorized Users frequently require the right to conduct security, disaster recovery and regulatory compliance examinations of Equifax information processing facilities and resources used to provide services to them or for their benefit. IBM agrees to cooperate with Equifax on behalf of Equifax's Authorized Users in the conduct of such examinations and to provide them access to IBM facilities, personnel and systems used to provide and perform the Services as reasonably necessary for such Authorized Users (or their designated representatives) to conduct such examinations. All such access to such IBM facilities and resources used by IBM to provide and perform the Services shall be subject to (i) reasonable data and records protection and physical security measures and (ii) such Authorized Users' employees, agents and representatives undertaking reasonable confidentiality requirements relating to such examinations.

  3.6    Facilities

    (a) IBM will not relocate the portion of the Services provided from the Facilities set forth in Schedule H (Facilities) without the prior written consent of Equifax as described in Section 5.3(g).

    (b) During the Term, IBM will provide the Equifax Group with access upon prior notice to the portion of the Facilities used by IBM to provide and perform the Services (including, without limitation, the Data Center) in order for Equifax to provide tours of such portions of the Facilities and such tours will be conducted in a manner reasonably calculated not to interfere with IBM's provision of Services.

    *    Information deleted pursuant to Rule 24b-2 of the Exchange Act.

    (c) IBM will provide reasonable access to the portion of the Facilities used by IBM to provide and perform the Services as necessary or appropriate for the performance, delivery and use of the Services by the Equifax Group and for the operation, maintenance, upgrade, support and use of any other Equifax hardware, software and other resources located in the Facilities (i) to the Equifax Group's authorized employees, agents and representatives, and (ii) to Third Party Providers and third party vendors and suppliers of installation, maintenance, support and upgrade services, technology and hardware for the System and any other Equifax hardware, software and other resources located in the Facilities serviced thereby. To the extent practical in light of such installation, maintenance, support and upgrade requirements, Equifax will provide twenty-four (24) hours notice to IBM prior to any visits by such Third Party Providers and third party vendors and suppliers.

    (d) All access to the portion of the Facilities under the control of IBM and used by IBM to provide and perform the Services (including, without limitation, the Data Center) shall be subject to (i) reasonable data and records protection and physical security measures (including Equifax physical security requirements) and (ii) such Equifax Group employees, agents and representatives and Third Party Providers and third party vendors and suppliers undertaking reasonable confidentiality requirements relating to such visits.

  3.7    Security

    IBM shall comply with Equifax's standard policies and procedures and with applicable leases as these are made available to IBM in writing regarding access to and use of the Equifax Data and Equifax Facilities, including procedures for the physical security of the Equifax Facilities. Equifax will authorize all access to all Software operated by, and Company Information and other records of the Equifax Group in the possession of, IBM in support of the Services through the data and records security procedures as described in Schedule T (Security Procedures). IBM shall notify Equifax of the identity of each of the entities and personnel working with IBM to provide and perform the Services that are to be authorized access to Equifax Data or the Software utilized in support of the Services and the level of security access required by each. The Parties shall cooperate in administering security procedures regarding such access, in accordance with such Schedule. IBM will enable such access by persons as designated by Equifax and deny such access to all other persons, in accordance with such Schedule.

  3.8    Technology Refresh

    IBM will refresh the information technologies components of the Services (including both hardware and software components) as specifically provided in this Agreement. This Section 3.8 shall not affect or limit IBM's obligations or authority to perform the repair, maintenance and upgrade functions and services as set forth in this Agreement.

  3.9    Machines And Third Party Service Agreements

    This Section 3.9 addresses the Parties' respective rights in Machines and Third Party Service Agreements. Grant by Equifax to IBM of rights of use pursuant to this Section 3.9 shall be deemed to include, subject to the other provisions of this Agreement, grant of such rights to IBM's Listed Subcontractors. Equifax Provided Hardware and Third Party Service Agreements made available to IBM are made available on an "as is, where is" basis, with no warranties whatsoever.

    (a) Leased Existing Equifax Provided Hardware. With respect to leased Equifax Provided Hardware so designated in Schedule E (Machines) and subject to Section 8.2, Equifax grants to IBM during the remaining term of the applicable lease solely to the extent necessary for performing the Services, the rights of use of such Equifax Provided Hardware that Equifax has with respect to such Equifax Provided Hardware. IBM shall comply with the duties imposed on Equifax by such leases as made known to IBM in writing.

    (b) Machine Acquisitions During the Term.

(i)    IBM is not acquiring any existing non-personnel assets of Equifax Group as of the Commencement Date.

(ii)    Subject to Section 3.9(a) and except as otherwise provided in the Financial Responsibilities Matrix set forth as Exhibit C-14 (Financial Responsibilities Matrix) of Schedule C (Charges), IBM shall acquire and shall be financially responsible for new Machines — including modifications, upgrades, enhancements, additions and replacements of existing Machines in IBM's name — as necessary or appropriate to provide the Services. Such Machines shall be acquired in the name of IBM except as set forth in Section 3.9(b)(iii) and subject to modifications, upgrades and enhancements of leased Machines being treated in accordance with the governing lease.

(iii)    With respect to Machine acquisitions for which Equifax is financially responsible as provided in the Financial Responsibilities Matrix set forth as Exhibit C-14 (Financial Responsibilities Matrix) of Schedule C (Charges), the Machines shall either be acquired by Equifax and made available to IBM for installation and operation or, alternatively, at Equifax's election, such Machines shall be purchased by IBM, at the applicable vendor's (third party or IBM) published list price at which such product may be purchased by the general public, plus a mark-up of five (5%) percent, in the name of Equifax unless Equifax expressly designates otherwise. With respect to Machines acquired in the name of Equifax pursuant to this Section 3.9(b)(iii), Equifax grants to IBM, during the Term, and (subject to Section 3.9(a) if such Machine is leased) solely to the extent necessary for performing the Services, the rights of use of such Machines that Equifax has with respect to such Machines.

    (c) Third Party Service Agreements.

(i)    In the case of any Third Party Agreement listed in Schedule G (Third Party Agreements) for which IBM is designated as having 'Legal' responsibility, such agreement shall either be assigned to IBM or, alternatively, IBM shall assume legal responsibility for such agreement and have the same responsibility for managing such agreement as if it were an IBM subcontract. The determination as to which Third Party Service Agreements shall be shall be assigned to IBM will be made on a country-by-country basis. In either case, IBM shall comply with the duties imposed on Equifax by such Third Party Agreements.

(ii)    In the case of any other Third Party Agreements listed in Schedule G (i.e., those for which Equifax is designated as having 'Legal' responsibility), subject to Section 8.2, Equifax grants to IBM, during the Term, and solely to the extent necessary for performing the Services, the rights of use of the services covered by such Third Party Service Agreements that Equifax has with respect to such Third Party Service Agreements. IBM shall comply with the duties imposed on Equifax by such Third Party Service Agreements.

    (d) Exercise of Rights.    To the extent IBM has financial responsibility for a Machine lease or Third Party Service Agreement, but such lease or Third Party Service Agreement remains in Equifax's name, Equifax shall exercise termination or extension rights thereunder as IBM, after consultation with Equifax, reasonably directs; provided that IBM shall be responsible for the costs, charges and fees to be paid to such Third Party associated with the exercise of such rights to the extent Equifax has acted in accordance with IBM's direction.

  3.10 Equifax Owned Software — Existing

    Equifax grants to IBM, and to IBM's Affiliates and Listed Subcontractors as required for IBM to provide the Services, a worldwide, fully paid-up, nonexclusive license during the Term to Use Equifax Owned Software solely for the purpose of and to the extent necessary for performing the Services. Equifax Owned Software will be made available to IBM in such form and on such media as exists on the Commencement Date or as is later obtained by Equifax, together with available documentation and any other related materials. IBM shall not be permitted to Use Equifax Owned Software for the benefit of any entities other than members of the Equifax Group and their Authorized Users without the prior written consent of Equifax, which may be withheld at Equifax's discretion. IBM shall install, operate and support (and otherwise treat in the same manner as Equifax Owned Software existing as of the Commencement Date) additional Equifax Owned Software that Equifax may make available to IBM from time to time during the Term. Except as otherwise requested or approved by Equifax, IBM shall cease all Use of Equifax Owned Software upon expiration or termination of this Agreement. Equifax Owned Software is made available to IBM on an "as is, where is" basis, with no warranties whatsoever, other than the intellectual property infringement indemnification obligations described in this Agreement.

  3.11 Third Party Provider Software — Existing

    (a) Grant of Rights. With respect to the Third Party Provider Software licensed by Equifax, subject to the Parties having obtained any Required Consents for Third Party Provider Software in the manner provided in Section 8.2, Equifax grants to IBM, and to IBM's Affiliates and Listed Subcontractors as required for IBM to provide the Services, solely for the purposes of and to the extent necessary for performing the Services, the rights of Use of such Software that Equifax has as of the Commencement Date or later obtains with respect to such Software. Except as otherwise requested or approved by Equifax, IBM shall cease all Use of such Software upon expiration or termination of this Agreement. At Equifax's election, IBM shall promptly return to Equifax or destroy any such Software and related documentation.

    (b) IBM will comply with all license obligations under all licenses and maintenance agreements for the Software, including without limitation, the obligations of nondisclosure and scope of use; provided, however, that IBM will only be obligated under this Section 3.11(b) with regard to the licenses and maintenance agreements for Equifax Software to the extent the obligations thereunder are disclosed to and accepted by IBM. To the extent provided to IBM by Equifax prior to execution of this Agreement, IBM shall be deemed to have reviewed and accepted the obligations under the licenses and maintenance agreements for the Equifax Software listed on Schedule F (Software) as of the Commencement Date.

  3.12 New Software Added During the Term

    (a) IBM shall not introduce any additional IBM Software into Equifax's dedicated IT Environment in providing the Services without Equifax's prior written approval, which approval Equifax may withhold in its discretion. As and to the extent necessary for Equifax or a third party to perform work as permitted under this Agreement, IBM grants to Equifax, Authorized Users or such third party, after being notified by Equifax, a non-exclusive license to Use such Software solely to enable Equifax Group and its Authorized Users to receive and use the Services during the Term.

    (b) All IBM Software provided by IBM in connection with the Services and any Equifax Software licensed under a Third Party Agreement shall be licensed (and the attendant maintenance arrangements contracted) in the name of the Equifax Group member designated by Equifax as the licensee with IBM having the right to access and use such Software in performing the Services, unless IBM can procure such Software (and/or attendant maintenance arrangement) on a more cost effective basis licensed in its own name on terms permitting IBM to assign the license and maintenance agreements for such Software to Equifax without charge to Equifax at the expiration or termination of this Agreement or on terms otherwise accepted by Equifax in writing, in which case IBM may procure such Software (and/or attendant maintenance arrangement) in IBM's name.

  3.13 Changes to the Software

    (a) IBM shall not, and shall not have the right to, direct the Equifax Group to, terminate, extend, replace, amend or add licenses for the Software and/or the maintenance arrangements attendant therewith, contracted in the name of a member of the Equifax Group without notifying Equifax in writing of the proposed action by IBM and obtaining Equifax's prior written agreement; moreover, IBM shall provide to Equifax a written report of the reasons for, and the impact and ramifications on the Services of, such proposed action concurrently with such notification. IBM may terminate, replace, amend or add licensees for the IBM Software as it chooses so long as IBM continues to perform the Services in the manner required by this Agreement; provided, however, IBM agrees to provide twenty-one (21) business days written notification to Equifax prior to each such termination, replacement, amendment or addition and concurrently with such notification, deliver to Equifax a written report of the reasons for, and the impact and ramifications on the Services of, IBM's proposed action. In addition, if such action by IBM with respect to a license and/or maintenance arrangement for the IBM Software will have an impact on the Services or the monitoring and/or evaluation of the Services in a manner that in turn will have a financial and/or operational impact on the Equifax Group or the ability of IBM or Equifax to monitor and/or evaluate the performance and delivery of the Services, and IBM is notified in writing by Equifax of its estimate of such financial and/or operational impact prior to IBM's implementation of such action and IBM elects to proceed, IBM will provide or cause to be provided the programs, services, rights and other benefits and resources that are the subject of such licenses and maintenance agreements to the Equifax Group on terms no less favorable than the terms of such license and maintenance agreements and ensure that there shall be no negative impact on the ability of IBM or Equifax to monitor and/or evaluate the performance and delivery of the Services. If Equifax in connection with or resulting from IBM's termination, replacement, amendment or addition of any license for IBM Software and/or maintenance arrangement incurs additional expenses, costs or Losses, including but not limited to personnel costs, and IBM has been notified in writing by Equifax of its estimate of such financial impact prior to IBM's implementation of such action and IBM elects to proceed, IBM shall promptly reimburse Equifax for such amounts actually incurred by Equifax; provided, however, that in each instance in this Section 3.13(a)) that Equifax provides IBM an estimate of the financial impact of an action by IBM on Equifax, the amounts recoverable from IBM by Equifax in each such instance shall not exceed the amount of the written estimate provided to IBM for each such instance.

    (b) IBM will provide to Equifax, and update as changes occur, a listing of all Software by name, Maintenance Release and Version promoted into production on each Machine at each location of the Machines.

    (c) If Equifax requests a substitution of any Software for which IBM has financial responsibility, according to Exhibit C-14 (Financial Responsibilities Matrix) of Schedule C (Charges), Equifax

    shall pay or receive a credit in the amount by which the periodic license or maintenance fees attributable to the substituted Software exceeds or is less than the then-current periodic license or maintenance fees being paid by IBM attributable to the Software being replaced. If Equifax requests deletion of any Software for which IBM has financial responsibility and does not immediately substitute any other new Software therefor, Equifax may utilize an amount equal to the then-current applicable periodic license and/or maintenance fees attributable to such deleted Software to offset the fees attributable to any new Software or receive a credit in such amount. IBM will provide Equifax with the requisite license and/or maintenance fees support documentation to assist Equifax in evaluating the decision to replace such Software. Equifax will be responsible for any other fees payable to the Software vendor associated with such substitutions or additions.

    (d) Equifax may add Software to, or delete Software. IBM agrees to promote into or remove from production, use and operate any Software selected by Equifax, subject to the provisions of Section 10.1 (Prices and Charges for New Services) of Schedule (C) if performance of such obligations requires IBM to perform New Services. Equifax shall be permitted by IBM to audit, control and approve all new Software prior to its promotion into production, and IBM shall provide the cooperation, information and access necessary or appropriate to permit Equifax to perform such functions.

    (e) If IBM timely notifies Equifax that any software requested by Equifax be substituted for, deleted from, or added to, the Software will have an adverse impact on the operation of the System before such action is effected and Equifax directs IBM to effect such action even in view of such notice, IBM shall be excused from of any failure to satisfy the Service Levels for the affected portion of the Services to the extent, and only to the extent, such action directly causes such failure to satisfy such Services Levels.

  3.14 Terms of Acquisition by IBM of Third Party Provider Software

    If IBM acquires Third Party Provider Software in IBM's name during the Term to provide the Services, IBM shall use Commercially Reasonable Efforts to acquire such software on commercially reasonable terms and conditions, including customary forms of protection of the licensee concerning actual or alleged claims of infringement of intellectual property rights.

  3.15 Affiliates

    If the Equifax Group acquires any additional Affiliates or other operations or assets during the Term and desires that IBM provide the Services for such Affiliates or other operations or assets, IBM will provide such Affiliates or other operations or assets with Services in accordance with this Agreement, subject to additional charges in accordance with Schedule C (Charges), including Section 7.3 (New Services) of Schedule C (Charges) if and to the extent acceptance of such responsibilities by IBM would require the performance of New Services.

  3.16 Viruses

    IBM shall take commercially reasonable measures to ensure that no Viruses or similar items are coded or introduced into the System and the operating environments used to provide the Services, initially continuing to perform the Virus protection and correction procedures and processes in place at the Equifax Group prior to the Execution Date, and subsequently continues to review, analyze and implement improvements to and upgrades of such virus prevention and correction programs and processes that are commercially reasonable and consistent with industry standards. If a Virus is found to have been introduced into the System and the operating environments used to provide the Services, IBM shall use Commercially Reasonable Efforts and diligently work to eliminate the effects of the Virus; provided, however, that IBM shall take immediate action if required due to the nature or severity of the Virus' proliferation. The Party causing or permitting a Virus to be introduced into the System shall bear the costs associated with such efforts. Notwithstanding any other term of this Section 3.16, neither Party shall be liable to the other Party or any of its Affiliates for any such costs incurred by any of them with respect to items and areas outside of the System. If the Equifax Group introduces or permits the introduction of a Virus, IBM shall be relieved of any failure to meet the Service Levels to the extent such failure is caused by such Virus.

4.     WARRANTIES/REPRESENTATIONS/COVENANTS

  4.1    Work Standards

    IBM warrants, represents and covenants that (a) it has, and during the Term will have, and each of the IBM employees and subcontractors that it will use to provide and perform the Services has and during the Term will have, the necessary knowledge, skills, experience, qualifications and resources to provide and perform the Services in accordance with this Agreement; (b) it has successfully provided and performed the Services or services that are substantially similar to the Services for other customers of IBM; and (c) the Services will be performed for the Equifax Group in a diligent, workmanlike manner in accordance with industry standards applicable to the performance of such services.

  4.2    Non-infringement

    Each of the Parties warrants and covenants that it will perform its responsibilities under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any patent, trade secret, copyright or other proprietary right of any third party; provided however that IBM shall not be in breach of this warranty and covenant * in the course of performing the Services is caused by *. Notwithstanding this provision or any other provision in this Agreement, Equifax makes no warranty or representation with respect to any claims for such infringement or misappropriation by virtue of its compliance with obligations herein to provide IBM access to, use of or benefits of any Third Party Agreements prior to receiving the necessary Required Consents; provided, however, that this Section 4.2 shall not relieve Equifax from any liability or obligation under Sections 8.2 and 14.2.

  4.3    Disabling Code

    IBM represents and warrants that, without the prior written consent of Equifax, IBM will not invoke any Disabling Code that may be part of the Software at any time, including upon expiration or termination of this Agreement for any reason.

  4.4    Authorization and Enforceability

    Each Party hereby represents and warrants that:

    (a) it has all requisite corporate power and authority to enter, and fully perform pursuant to, into this Agreement;

*    Information deleted pursuant to Rule 24b-2 of the Exchange Act.

    (b) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly authorized by all requisite corporate action on its part; and

    (c) this Agreement has been duly executed and delivered by such Party.

  4.5    Maintenance

    IBM warrants and covenants that it shall maintain the Machines and Software for which IBM is responsible so that they operate in accordance with their specifications.

  4.6    Efficiency and Cost Effectiveness

    IBM warrants and covenants that it shall take commercially reasonable actions (a) to efficiently administer, manage, operate and use the resources employed by IBM to provide and perform the Services that are chargeable to Equifax under this Agreement (b) to diligently and continuously improve the performance and delivery of the Services by IBM and the elements of the policies, processes, procedures and System that are used by IBM to perform and deliver the Services, including, without limitation, re-engineering, tuning, optimizing, balancing or reconfiguring the processes, procedures and systems used to perform, deliver and track the Services; and (c) use Commercially Reasonable Efforts to perform the Services in a cost-effective manner consistent with the required level of quality and performance.

  4.7    Software Ownership or Use

    IBM warrants that it is either the owner of, or authorized to Use, the Software utilized pursuant to Sections 3.12(a) any Software developed by IBM as part of the Services pursuant to Section 10.1.

  4.8    Inducements

    IBM represents and warrants that it has not violated any applicable laws or regulations or any Equifax policies of which IBM has been given notice regarding the offering of unlawful inducements in connection with this Agreement.

  4.9    Disclaimer

    (a) IBM does not warrant the accuracy of any advice, report, data or other product delivered to Equifax to the extent any inaccuracies are caused by data and/or software provided by Equifax. IBM will promptly notify Equifax of any such inaccuracies of which IBM becomes aware and the cause therefore if known by IBM. IBM will provide commercially reasonable assistance to Equifax to remedy such problems.

    (b) Subject to the obligations of IBM to satisfy the Service Levels and provide the Services as set forth in this Agreement without material denigration or interruption, IBM does not assure uninterrupted or error-free operations of the Software and Machines.

    (c) EMU Transition

(i)    IBM is not providing Equifax with any EMU assessment, conversion or testing services under this Agreement. IBM will not be responsible for the assessment of Equifax's current systems or for taking any appropriate actions to migrate them to Euro-Ready systems. However, nothing in this Section 4.9(c)(i) shall relieve IBM of its obligations under Section 4.9(c)(ii).

(ii)    The Parties shall have the duties, obligations and responsibilities with respect to EMU Matters as set forth in the following chart for "Equifax Products" (comprised of the categories of assets listed in the chart below); "IBM Logo Products" provided by IBM under this Agreement and used to provide the Services; "IBM Third Party Products" (defined to mean third party products owned or licensed by IBM and provided by IBM under this Agreement, in both cases used to provide the Services); and "Equifax Provided Assets" (defined to mean all hardware, software contracts and licenses with respect to which ownership or title is or was transferred by Equifax to any of its Affiliates to IBM or any of its Affiliates prior to the Commencement Date). The Schedules referenced in this Section shall be updated pursuant to Section 8.1.

	Maintenance	Financial	Management	SLA Relief
	Note 1	Note 2	Note 3	Note 4
(i) Equifax Products
"Applications Software — Equifax" (Schedule F)	E	E	E	Yes
"Equifax Provided Hardware" Used by IBM	I	E	I	Yes
Equifax hardware Not Used by IBM	E	E	E	Yes
"Contracts" Used by IBM (Schedule G)	N/A	E	E	Yes
Equifax agreements Not Used by IBM	N/A	E	E	Yes
"Systems Software — Equifax" Used by IBM (Schedule F)	I	E	E	Yes
Equifax software Not Used by IBM	E	E	E	Yes
(ii) IBM Logo Products provided by IBM under this Agreement and used to provide the Services	I	I	I	No
E = Equifax Responsibility
I = IBM Responsibility

    (d) With respect to EMU Matters only, the following definitions will apply:

(i)    Note 1 — "Maintenance" shall mean maintenance responsibility, including but not limited to applying fixes, corrections and other enhancements (but not financial responsibility for such) and/or using reasonable efforts to cause a third party vendor to perform the foregoing.

(ii)    Note 2 — "Financial" shall mean the financial responsibility for all fees, charges and costs incurred in connection with correcting an EMU Matter, including but not limited to software upgrades, new versions or releases, hardware upgrades or replacements and IBM Project Office support.

(iii)    Note 3 — "Management" shall mean responsibility for coordinating EMU Matter corrective actions (but not financial responsibility for such actions).

(iv)    Note 4 — "Service Level Relief" shall mean that IBM then IBM shall not be held responsible for any failure to meet a Service Level if, and only to the extent, such failure is directly attributable to a failure of the items covered by the description in the chart above to be Euro-Ready.

(v)    The IBM Logo Products which are introduced after January 1, 1999 and that are used directly by IBM (and not by IBM subcontractors) and that have a dependency to process monetary data in the euro denomination to provide the Services will be IBM Euro-Ready.

(vi)    For the IBM Third Party Provider Products, to the extent possible, IBM will seek to determine from the third party manufacturers or providers whether such third party products which have a Euro dependency and are designated by such third party manufacturers or providers as Euro-Ready. To the extent that IBM is permitted by law or contract to do so, IBM will pass through any such representations or warranties for IBM Third Party Products to Equifax. Where IBM has obtained information that an IBM Third Party Product is designated as not Euro-Ready, IBM will notify Equifax as soon as reasonably practicable after IBM becomes aware of such fact. Nothing herein shall, however, be construed as a representation or warranty by IBM that IBM Third Party Products are Euro-Ready.

(vii)    Notwithstanding that the IBM Third Party Products are considered to be Euro-Ready, IBM does not represent or warrant uninterrupted or error free operation of the Services.

(viii)    For the IBM Logo Products, IBM will determine whether such IBM Logo Products which have a Euro dependency, are designated as IBM Euro-Ready. Where IBM has determined that an IBM Logo Product is designated as not IBM Euro-Ready, IBM will notify Equifax as soon as reasonably practicable after IBM becomes aware of such fact.

(ix)    Notwithstanding that the IBM Logo Products are considered to be IBM Euro-Ready, IBM does not represent or warrant uninterrupted or error free operation of the Services.

    (e) EXCEPT AS PROVIDED IN THIS AGREEMENT, THERE ARE NO OTHER EXPRESS WARRANTIES OR COVENANTS, AND THERE ARE NO IMPLIED WARRANTIES OR COVENANTS, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OR COVENANTS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

  4.10 Legal and Regulatory Compliance

    Each Party agrees at its cost and expense to obtain all necessary regulatory approvals applicable to its business, to obtain any necessary permits for its business, and to comply with all laws and regulatory requirements applicable to the performance of its obligations under this Agreement. To the extent Equifax directs IBM, in accordance with the Regulatory Compliance Interaction Model set forth as Exhibit A-4-1 to Schedule A (Services), to comply with Equifax corporate compliance policies that describe the processes and procedures to be followed in order for Equifax to be and remain in compliance with legal and regulatory requirements (including consent decrees to which Equifax is a party) that apply to Equifax's business and operations and provides IBM a written copy of such corporate compliance policies, IBM shall comply with such corporate compliance policies as and to the extent applicable to functions for which IBM is responsible; provided, however, that IBM's compliance with such requirements may constitute a New Service.

  4.11 Year 2000 Warranty

    IBM warrants that products manufactured or distributed by IBM and bearing a logo of IBM and/or an IBM Affiliate ("IBM Logo Products") that are provided under this Agreement and installed after the Execution Date of a Transaction Document and used to provide Services under this Agreement will be IBM Year 2000 Compliant, unless IBM notifies Equifax of its intention to install a non-IBM Year 2000 Compliant IBM Logo Product and Equifax agrees in writing to such installation.

  4.12 Covenant of Cooperation and Good Faith

    The Parties covenant to timely and diligently cooperate, with due consideration of the goals, objectives and purposes of this Agreement, to facilitate the performance of their respective duties and obligations under this Agreement in a commercially reasonable manner. Further, the Parties agree to deal and negotiate with each other and their respective Affiliates in good faith in the execution and implementation of their duties and obligations under this Agreement.

5.     TRANSFER, TRANSITION AND TRANSFORMATION

  5.1    Transition/Transformation Plans

    (a) IBM and Equifax have developed and agreed upon the "Transition/Transformation Plan" as set forth in Schedule I (Transition/Transformation) and an "IT Management Process Improvement Program" as set forth in Schedule J (IT Management Process Improvement Program). With respect to the transition and transformation, IBM will:

(i)    perform the transition and transformation tasks as specified in Schedule I (Transition/Transformation) and Schedule J (IT Management Process Improvement Program), respectively; and

(ii)    maintain the Services with minimal disruption to Equifax's business operations in each country;

    (b) No functionality of the information technology services or operations being transitioned or transformed shall be disabled or cut over to a new service or replacement functionality until the new service or functionality is demonstrated to Equifax's satisfaction to have equivalent capabilities for such functionality and Equifax has provided written notice of acceptance of such capability; provided, however, that IBM shall not be required to keep such dual services or operations enabled for more than thirty (30) days (or, in specific circumstances, if any, to be mutually agreed by the Parties in which it is not reasonably possible to test and verify the proper functioning of the new service or functionality within thirty (30) days, such longer period as is reasonable under the circumstances) at IBM's expense unless Equifax has identified and notified IBM within such period of reasonable concerns, in which case the Parties will agree to a reasonable timeframe for continuation of the identified services or operations at IBM's expense.

    (c) Equifax reserves the right to monitor, test and otherwise participate in the transition and transformation. IBM shall immediately notify Equifax if such monitoring, testing or participation has caused (or in IBM's reasonable opinion may cause) a problem or delay in the transition and transformation and work with Equifax to prevent or circumvent such problem or delay.

    (d) Equifax reserves the right to temporarily suspend the transition and/or the transformation by providing notice to IBM if IBM is responsible for the transition and/or transformation failing to fulfill the requirements set out in the approved Transition/Transformation Plan or otherwise causing a material disruption in Equifax's business environment occasioned by the carrying out of the transition and/or transformation, until such time as IBM can demonstrate to Equifax's satisfaction that it is ready to achieve such requirements and/or end such disruptions.

    (e) During the transition period, Equifax will cooperate with IBM in implementing the Transformation/Transformation Plan by providing the personnel (or portions of the time of the personnel) set forth in the Transformation/Transformation Plan ("Transition Personnel") and performing the tasks described for Equifax in the Transition/Transformation Plan; provided, however, that unless otherwise agreed in writing by the Parties, Equifax will have a modest role and be responsible for incurring modest costs in performing such tasks. During the Transition Period, IBM will be responsible for the provision of the Services set forth in this Agreement (including within those Services the implementation of the Transformation/Transformation Plan).

  5.2    *

    (a) In order to facilitate the orderly assumption by IBM and its Affiliates of incremental scope of responsibility under this Agreement, * in accordance with the terms and conditions of * and applicable local law. All costs and expenses incurred by IBM in connection with * shall be the responsibility of IBM. Except as * expressly provides otherwise, IBM will promptly reimburse Equifax for the * on and after the Commencement Date for the period until *.

  5.3    Resources and Facilities

    (a) To enable IBM to provide the Services, the Parties may agree for Equifax to provide, at no charge to IBM, the use of the Equifax Provided Hardware, Equifax Provided Office Furnishings, Equifax facilities, and office services such as reasonable local analog telephone services for the sole purpose of providing and performing the Services for the Equifax Group. These obligations will generally not include the provision of (i) office, storage or equipment/Data Center space, parking facilities, or heat, light, power, air conditioning and other similar utilities which will be provided under a separate lease agreement between the members of the Equifax Group as lessor and IBM or its Affiliates as lessee for a portion of any Equifax Group facilities leased to IBM (or its Affiliates), or (ii) office support services (e.g., janitorial and security), office supplies and similar services and consumables, unless already being provided to IBM by Equifax as of the Execution Date. All such items provided by Equifax shall comply with all applicable laws and regulations relating to safety and use. Subject to the satisfaction of Equifax's obligation with respect to compliance with applicable laws and regulations, IBM shall ensure a safe working environment is maintained for the Equifax Provided Hardware, Equifax Provided Office Furnishings and Equifax facilities in compliance with all applicable laws and regulations, and shall take no action that will compromise such safety of such working environment or violate such laws and regulations.

    (b) Equifax agrees to negotiate in good faith with IBM with the objective of IBM and Equifax entering into an agreement within six months to extend, through March 1, 2012, the term of the existing sub-lease agreement between them pursuant to which IBM sub-leases from Equifax space located at 1505 and 1525 Windward Concourse, Alpharetta, Georgia. The Parties agree that the extension of the sub-lease would be on its existing terms for calculating the rent and other amounts due under the sub-lease and that IBM shall have the right to perform outsourcing services for other customers utilizing such space. The sub-lease extension will also give IBM the option to further extend the term of the sub-lease to be coterminous with the term of Equifax's facilities lease that includes the sub-leased space in the event Equifax exercises any or all of its current options to extend such lease at the end of its term — which options give Equifax the right to extend the term of its lease for up to six (6) periods of three (3) months each. If Equifax does not exercise its rights for such lease extension or otherwise provide for IBM to utilize the same space, Equifax shall be responsible for all costs incurred by IBM to move elements necessary for IBM to continue to perform the Services.

*    Information deleted pursuant to Rule 24b-2 of the Exchange Act.

    (c) If the Parties fail to reach agreement on the terms of the sub-lease extension, the sub-leased space at 1505 and 1525 Windward Concourse will become an Equifax facility upon the expiration of the sub-lease, the continuous use of which Equifax will make available to IBM during the Term, and IBM will credit Equifax with an amount equal to the rent and services amounts specified in the former sub-lease for so long as IBM continues to provide the Services from 1505 and 1525 Windward Concourse.

    (d) IBM shall notify Equifax whenever any Equifax Provided Hardware, Equifax Provided Software and/or Equifax Provided Office Furnishings are no longer required by IBM to perform the Services. Equifax's obligations set forth in this Section with respect to each such item of resources shall terminate thereafter.

    (e) Except as otherwise provided in this Agreement, IBM will have the responsibility and obligation to provide and administer, manage, support, maintain and pay for all resources (including, without limitation, personnel, hardware, software, facilities, services and other items, however described) necessary or appropriate for IBM to provide, perform and deliver the Services as described in this Agreement. When the Equifax resources are no longer required for performance of the Services, IBM shall return them to Equifax in substantially the same condition as when IBM began use of them, subject to reasonable wear and tear.

    (f) IBM will provide and have on site its Global Project Executive prior to the Commencement Date and for the duration of the Term, and will timely provide additional trained and qualified personnel as necessary or appropriate to facilitate and ensure the timely and proper definition, provision, performance and delivery of the Services in accordance with this Agreement.

    (g) IBM will have the right to change the location of the IBM activities associated with the Services with the prior written consent of Equifax (which consent shall not be unreasonably withheld) or upon the occurrence of a Force Majeure Event (in which event IBM shall, if possible, provide the Services from the disaster recovery facility designated for that purpose). Equifax has agreed that IBM may change the location of the Network Operations Center (NOC) from Equifax's facility in Alpharetta, Georgia to an IBM facility located in the U.S. Among the factors Equifax may consider in determining whether to grant any such consent, Equifax may consider whether any and all changes in the location of such IBM activities may result (i) in a reduction of IBM's ability to perform the Services and the Business and Operations Support Plan; (ii) in any reduced accessibility to IBM and/or the Services by the Equifax Group; (iii) in any deterioration of the Services; (iv) any decrease in the security or integrity of operations and Company Information of the Equifax Group; and (v) in any additional cost to Equifax.

6.     GOVERNANCE

  6.1    Relationship and Contract Governance Model

    (a) IBM acknowledges that it is a key business requirement of Equifax's that IBM provide the Services in a consistent, integrated manner globally across all Service Towers and Country Locations. To meet that requirement, IBM has proposed and will adhere to a global relationship and governance model and processes as described in Schedule L (Governance).

    (b) The IBM organization responsible for IBM's relationship with Equifax and delivery of the Services will be led by an IBM Global Project Executive (Global PE), whose counterpart will be the Equifax Global Program Manager (Global PM).

    (c) The IBM Global PE will be supported by IBM Regional Project Executives (Regional PEs), one in each Country Location, and Delivery Project Executives (DPEs), whose roles and responsibilities are set forth in Schedule L (Governance). The IBM Regional PE's will serve as the primary points of contact with their respective Equifax counterparts in their home Country Locations, the Equifax Regional Program Managers (Regional PMs).

    (d) For each Project undertaken under this Agreement, IBM will also designate in the applicable Statement of Work a Project manager who will be assigned full-time or part-time as specified in that Statement of Work and who will have responsibility, working under the direction of the applicable IBM Regional PE, for the successful completion and delivery of the Project.

  6.2    Meetings

    The Parties shall determine an appropriate set of meetings to be held between their representatives, which shall include at least a quarterly meeting of the IBM Global PE with the Equifax Global PM and at least a monthly meeting of each IBM Regional PE with his or her counterpart Equifax Regional PM. IBM shall prepare and circulate an agenda sufficiently in advance of each such meeting to give participants an opportunity to prepare for the meeting. IBM will make such changes to the agenda as Equifax may request. Equifax will chair all such meetings. At Equifax's request, IBM shall prepare and circulate minutes promptly after each meeting. Such minutes shall not be binding on either Party if they are in any way inconsistent with this Agreement.

  6.3    Procedures Manual.

    (a) The "Procedures Manual" shall describe how IBM shall perform and deliver the Services under this Agreement, the Machines and Software being used, and the documentation (e.g., operations manuals, user guides, specifications) which provide further details of such activities. The Procedures Manual shall describe the activities IBM proposes to undertake in order to provide the Services, including those direction, supervision, monitoring, staffing, reporting, planning and oversight activities normally undertaken to provide services of the type IBM is to provide under this Agreement. The Procedures Manual also shall include descriptions of the acceptance testing and quality assurance procedures approved by Equifax, IBM's problem management and escalation procedures, and the other standards and procedures of IBM pertinent to Equifax's interaction with IBM in obtaining the Services. The Procedures Manual shall be suitable for use by Equifax to understand the Services.

    (b) Within ninety (90) days after the Execution Date, IBM shall deliver a draft Procedures Manual to Equifax, for Equifax's comments and review. IBM shall incorporate reasonable comments or suggestions of Equifax and shall finalize the Procedures Manual within one hundred and twenty (120) days after the Commencement Date. The final Procedures Manual shall be subject to the approval of Equifax. IBM shall periodically update the Procedures Manual to reflect changes in the operations or procedures described therein. Updates of the Procedures Manual shall be provided to Equifax for review, comment and approval. IBM shall perform the Services in accordance with the most recent Equifax-approved version of the Procedures Manual. In the event of a conflict between the provisions of this Agreement and the Procedures Manual, the provisions of this Agreement shall control. The Procedures Manual shall be considered an operational document, which the IBM Global Project Executive and the Equifax Global Program Manager may revise by mutual written agreement without the need to amend this Agreement.

  6.4    Change Management Process

    (a) The Parties will follow an agreed Change Management process to control Changes to the IT Environment in a controlled manner with minimum disruption. "Change," as defined in Exhibit A-2, means the addition, modification or removal of any aspect of the IT Environment. The purposes and objectives of the Change Management process are (i) to determine whether a Change to the IT Environment is within the scope of the Services or constitutes a New Service, (ii) to prioritize all requests for Changes, (iii) to minimize the risk of exceeding time and/or cost estimates associated with the Change by identifying, documenting, quantifying, controlling, managing and communicating Change requests, their disposition and, as applicable, implementation; and (iv) to identify the different roles, responsibilities and actions that shall be assumed and taken by the Parties to define and implement the Changes. The Change Management process covers activities from receipt of a request for a Change to assessment, scheduling, implementation and, finally, review. The Change Management process will produce approval (or otherwise) for any proposed Change. Equifax will not be obliged to approve any Change requested by IBM if implementation of the change would increase IBM's charges to Equifax under this Agreement or Equifax's internal costs, or would otherwise adversely affect Equifax's business. IBM shall not be obliged to carry out any Change that is not approved by Equifax. The Change Management process will be included as part of the Procedures Manual.

    (b) If an approved Change would result in a change in the scope of the Services, IBM's charges under this Agreement or terms and conditions, then such Change must be authorized via a Contract Change made pursuant to Section 17.2.

    (c) The Change Management process shall be considered an operational document, which the IBM Global Project Executive and the Equifax Global Program Manager may revise by mutual written agreement without the need to amend this Agreement.

7.     IBM Personnel

  7.1    Global Project Executive

    Unless otherwise provided in this Agreement, IBM shall cause the person assigned as the IBM Global Project Executive to devote substantially all of his or her working time and effort in the employ of IBM to his or her responsibilities for the provision of the Services, subject to IBM's reasonable holiday, vacation and medical leave policies and subject to occasional, short-term, non-recurring work on other assignments by IBM related to the Project Executive's areas of expertise. The IBM Global Project Executive shall (i) serve as the single point of accountability for IBM for the Services; (ii) have day-to-day authority for undertaking to ensure customer satisfaction; (iii) work directly with Equifax's Chief Technology Officer and other information technology executives; (iv) develop and maintain a keen understanding of Equifax's business requirements and applications; and (v) serve as Equifax's technology advisor as well as an advocate for Equifax's interests within IBM. The IBM Global Project Executive's compensation shall include meaningful financial incentives based on Equifax's satisfaction with the Services.

  7.2    Replacement of Personnel

    (a) IBM shall assign an adequate number of IBM personnel to perform the Services. IBM personnel shall be properly educated, trained and fully qualified for the Services they are to perform.

    (b) If Equifax reasonably and in good faith determines that it is not in Equifax's best interests for any IBM or subcontractor employee to be appointed to perform or to continue performing any of the Services, Equifax shall give IBM written notice specifying the reasons for its position and requesting that such employee not be appointed or be removed from the IBM or IBM subcontractor employee group servicing Equifax and be replaced with another IBM employee or IBM subcontractor employee. Promptly after its receipt of such a notice, IBM shall investigate the matters set forth in the notice, discuss with Equifax the results of the investigation, and resolve the matter in a mutually agreeable manner. If, following such period, Equifax requests the replacement of such person, IBM shall replace that person with another person of suitable ability and qualifications.

  7.3    Key IBM Personnel Positions

    (a) The following positions shall be considered to be the initial Key IBM Personnel Positions:

      (i)
      The Global Project Executive;

      (ii)
      Regional Project Executives; and

      (iii)
      Delivery Project Executives.

    (b) IBM shall cause the IBM Personnel who occupy each of the Key IBM Personnel Positions to devote substantially full time and effort to the provision of the Services, except that Equifax agrees that the individual appointed as the IBM Global Project Executive as of the Commencement Date may continue to serve in that role for both Equifax and the company he serves as of the Commencement Date that was formerly owned by Equifax.

    (c) Equifax may from time to time change the designated Key IBM Personnel Positions under this Agreement, provided that without IBM's consent, the number of Key IBM Personnel pPpositions shall not exceed the number specified above as of the Commencement Date.

    (d) Before the initial and each subsequent assignment of an individual to a Key IBM Personnel Position, IBM shall notify Equifax of the proposed assignment, introduce the individual to appropriate representatives of Equifax and, consistent with IBM's personnel practices, provide Equifax with a resume and any other information about a prospective individual reasonably requested by Equifax. If Equifax in good faith objects to the proposed assignment, the Parties shall attempt to resolve Equifax's concerns on a mutually agreeable basis. If the Parties have not been able to resolve Equifax's concerns within five (5) working days, IBM shall not assign the individual to that position and shall propose to Equifax the assignment of another individual of suitable ability and qualifications.

    (e) IBM will give Equifax, where reasonably possible, at least ninety (90) days advance notice of a change of the person appointed to a Key IBM Personnel Position, and will discuss with Equifax any objections Equifax may have to such change. Where reasonably possible, IBM will arrange for the proposed replacement for an individual appointed to a Key IBM Personnel Position to work side-by-side with the individual being replaced during the notice period to effectuate an effective transfer of knowledge prior to the incumbent leaving his or her position. IBM shall not reassign or replace any person assigned to a Key IBM Personnel Position during the first year of his or her assignment to the Equifax service team, nor shall IBM assign more than five (5) different individuals to a single Key IBM Personnel Position during the Term, unless Equifax consents to such reassignment or replacement, or the IBM employee voluntarily resigns from IBM, requests a transfer, is terminated by IBM or is unable to work due to his or her death or disability. Individuals filling Key IBM Personnel Positions may not be transferred or re-assigned until a suitable replacement has been approved by Equifax, and no such re-assignment or transfer shall occur at a time or in a manner that would have an adverse impact on delivery of the Services. IBM shall establish and maintain an up-to-date succession plan for the individuals serving in Key IBM Personnel Positions.

  7.4    Retention of Experienced Personnel

      (a)
      Equifax has identified certain of the Transferred Employees as "Knowledge Retention Personnel" due to their possession of knowledge that Equifax believes will be critical to IBM in providing the Services. A list of the Transferred Employees who are designated as Knowledge Retention Personnel is set forth as Exhibit D-5 (Knowledge Retention Personnel) to Schedule D (Human Resources). IBM will not transfer or reassign any Knowledge Retention Personnel from his or her current function prior to the successful completion of the transition and transformation projects set forth in Schedule I (Transition/Transformation) in the applicable Country Locations that relate to his or her current function. Thereafter, IBM will use commercially reasonable efforts to keep all Knowledge Retention Personnel as members of the Equifax service team subject to IBM's ability to make reasonable opportunities for promotion available to them within the Equifax service team. The provisions of Section 7.3(e) shall also apply to changes in the assignment and/or employment status of Knowledge Retention Personnel, except that the provision of Section 7.3(e) that limits the number of individuals who may occupy a Key Personnel Position during the Term shall not apply to Knowledge Retention Personnel.

      (b)
      Equifax and IBM agree that it is in their best interests to keep the turnover rate of IBM personnel to a reasonably low level. Accordingly, if IBM fails to meet the Service Levels persistently or continuously and if Equifax reasonably believes such failure is attributable in whole or in part to IBM's reassignment, movement, or other changes in the human resources allocated by IBM to the performance and delivery of the Services and/or to the IBM subcontractors assigned to the Equifax service team, Equifax will notify IBM of such belief and the basis for such belief. Upon receipt of such notice from Equifax, IBM (a) will promptly provide to Equifax a report setting forth IBM's position regarding the matters raised by Equifax in its notice; (b) will meet with Equifax to discuss the matters raised by Equifax in its notice and IBM's positions with regard to such matters; and (c) will promptly and diligently take Commercially Reasonable Efforts to modify or eliminate any IBM practices and/or processes identified as adversely impacting the performance and delivery of the Services.

8.     RELATIONSHIP PROTOCOLS

  8.1    Annual Updating of Schedules to this Agreement

    The Parties agree to review and update the Schedules to this Agreement (including their respective Exhibits, Attachments, Appendices and Supplements) at least once a year during the Term to accurately reflect the implementation of agreed Changes. The preceding sentence is not intended, nor is it authorization, to expand the scope of the Services except as provided pursuant to Section 10.1 (Prices and Charges for New Services) of Schedule C (Charges). If the Schedules to this Agreement are not otherwise updated during any Contract Year, the Parties will review and update them during the first month after the end of such Contract Year.

  8.2    Required Consents

    (a) Equifax shall have the legal responsibility for timely obtaining all Required Consents under the Third Party Agreements to which a member of the Equifax Group is a party on the Execution Date. Unless Schedule G (Third Party Agreements) expressly provides otherwise, the applicable Equifax Group member will remain the contracting party of record on each such Third Party Agreement.

    (b) With regard to obtaining any Required Consents, IBM will provide Equifax with advice and counsel regarding IBM's experience and agreements with the Third Party Providers with respect to the agreements in Schedule G (Third Party Agreements), and the benefit of any relationship of IBM with each such Third Party Provider to the extent permitted under the IBM-Third Party Provider arrangement. IBM shall also have management and administrative responsibilities for obtaining Required Consents under such Third Party Agreements, subject to the consent of Equifax to the terms of each such Required Consent. Subject to the provisions of Section 8.3, IBM will use commercially reasonable efforts to obtain, and will act as Equifax's attorney in fact in connection with obtaining, such Required Consents, and any other Third Party Agreements that are entered into after the Execution Date. Upon obtaining a Third Party Provider's agreement to terms for a Required Consent, the Required Consent shall be provided to Equifax for review, approval, and signature. If IBM is unable to obtain the Required Consent within a reasonable time in a form acceptable to Equifax, then Equifax may pursue such Required Consent directly. If Equifax is unable to obtain the Required Consent, Equifax and IBM will determine a reasonable alternative arrangement for the portion of the Services affected by the absence of such Required Consent. The cost of achieving such reasonable alternative arrangement shall be borne by IBM if caused by Required Consents needed from (i) IBM or Affiliates of IBM, (ii) from the licensors of the IBM Software, and/or (iii) from Third Party Provider under any Third Party Agreements treating outsourcing arrangements involving IBM as the services provider differently than their standard policies afforded to other outsourcing services providers generally, and in all other instances such cost shall be borne by Equifax.

    (c) The provisions of this paragraph shall govern financial responsibility for fees payable for or in connection with obtaining Required Consents under Equifax Group licenses for Third Party Provider Software listed on Schedule F (Software). Equifax is financially responsible for payment of such consent fees in an aggregate amount up to *, and IBM shall be financially responsible for any such consent fees in excess of *. IBM will pay the required fees to the Third Parties and may invoice Equifax for reimbursement for such payments (up to the * aggregate cap) in January 2004. If the actual aggregate amount of such fees is less than *, Equifax will reimburse IBM for the actual amount of such fees and, in addition, pay IBM a bonus in an amount equal to one-half (1/2) of the difference between * and the actual amount of such fees. For the avoidance of doubt, Equifax will be financially responsible for all payments for any Required Consents for Third Party Software not listed on Schedule F (Software) as of the Execution Date.

    (d) Equifax is financially responsible for all payments for any Required Consents under Third Party Agreements listed in Schedule G (Third Party Agreements) other than the Equifax Group licenses for Third Party Provider Software listed on Schedule F (Software), which are subject to Section 8.2(c) above.

*    Information deleted pursuant to Rule 24b-2 of the Exchange Act.

    (e) For all Third Party Agreements allocable to this Agreement entered into after the Execution Date, the Party having financial responsibility for the product or service to which the Third Party Agreement relates, as indicated in Exhibit C-14 (Financial Responsibilities Matrix) to Schedule C (Charges), shall bear the costs, if any, of obtaining any associated Required Consents. The provisions of this paragraph shall be applicable to New Services unless otherwise provided by the Parties in the Contract Change documentation governing New Services.

  8.3    Appointment as Attorney In Fact

    (a) Equifax appoints IBM as the attorney in fact of the members of the Equifax Group, and IBM accepts such appointment as a part of the Services, for the limited purposes of administering, managing, supporting, operating under and paying under the Third Party Agreements to which one or more members of the Equifax Group is a party, and to obtain Required Consents as provided in Section 8.2, in connection with the Services as contemplated by this Agreement. Equifax does not appoint IBM as the attorney in fact of the members of the Equifax Group for the purposes of entering into oral or written agreements with any individual or business entity for or in the name of the Equifax Group or their Affiliates, without the prior express written approval of Equifax. Equifax agrees to promptly notify all Third Party Providers under the Third Party Agreements to which one or more members of the Equifax Group is a party of such appointment. Subject to its obligation to indemnify Equifax for any applicable penalties, damages, termination or other charges under Section 14.1, IBM may direct that the Equifax Group cancel, substitute, terminate, change or add to the Third Party Providers under the Third Party Agreements as it chooses so long as IBM continues to perform the Services in the manner required by this Agreement; provided, however, IBM must submit written notification to Equifax and obtain Equifax's written agreement prior to the cancellation, substitution, termination, change or addition of any Third Party Agreement to which one or more members of the Equifax Group is or will be a party. If Equifax does not respond to such notice from IBM within twenty-one (21) business days of Equifax's receipt of such notice, Equifax shall be deemed to have agreed to the cancellation, substitution, termination, change or addition described in the IBM notice. If any such cancellation, substitution, termination, change or addition of a Third Party Agreement will have an impact on the operations of users that are outside the scope of the Services and Equifax has notified IBM prior to the expiration of the Equifax response period described above of such impact and IBM elects to proceed, IBM will provide or cause to be provided the products and/or services that are the subject of such Third Party Agreement to the users that are outside the scope of the Services on terms no less favorable than the terms of the applicable Third Party Agreement.

    (b) IBM will perform its obligations and responsibilities as an attorney in fact pursuant to Section 8.3(a) under all Third Party Agreements to which a member of the Equifax Group is a party subject to the provisions of this Agreement, including, without limitation, Section 8.2, this Section 8.3, Section 9.1 and Article 11. Upon Equifax's request, IBM will provide to Equifax all information and documentation related to its activities as the Equifax Group's attorney in fact with regard to such Third Party Agreements. Equifax may terminate or provide additional restrictions on IBM's attorney in fact appointment with respect to any Third Party Agreement to which one or more of the members of the Equifax Group is a party if IBM (i) fails to pay any amount due in a timely manner; (ii) permits an actual default to occur; or (iii) does not diligently pursue the service and financial benefits available to the Equifax Group under such Third Party Agreement.

    (c) Beginning on the Commencement Date and for the Term, the Equifax Group will not enter into any new, or terminate or amend any existing, Third Party Agreement to which one or more members of the Equifax Group is a party that adversely impacts IBM's ability to provide the

    Services or increases IBM's cost of providing such Services without the prior written consent of IBM.

  8.4    Conflicts of Interests

    (a) Each Party recognizes that IBM personnel providing Services to the Equifax Group under this Agreement may perform similar services for others and this Agreement shall not prevent IBM from performing similar services for others subject to the restrictions set forth in Article 11; provided, however, IBM shall not use any of the Equifax Provided Hardware or Equifax Software or Equifax Provided Office Furnishings to perform similar services for others (including IBM), without the prior written consent of Equifax.

    (b) Neither Party, through its personnel at any site covered under this Agreement, shall knowingly, directly or indirectly, solicit any employee of the other Party or their Affiliates at such site during the Term of this Agreement unless otherwise agreed in writing by the Parties and except as provided in Section 12.5(g). Equifax or IBM employee's responses to or employment resulting from general public solicitations will be exempted from this provision.

  8.5    Alternate Providers

    (a) During the Term, Equifax shall have the right to retain third party suppliers (including suppliers of *) to perform any service, function, responsibility, activity or task that is within the scope of the Services or would constitute a New Service pursuant to Schedule C (Charges), or to perform any such services, functions, responsibilities or tasks (whether all or a part of the Services or the New Services) internally. IBM shall cooperate with any such third party supplier and Equifax as requested from time to time. Such cooperation shall include, without limitation, (i) providing reasonable physical and electronic access to the Facilities, the Data Center and the books and records in the possession of IBM regarding the Equifax Business and/or the Services; (ii) use of any Machines used by IBM to perform services for the Equifax Group for the Equifax Business; (iii) use of any of the Software (other than any Software where the underlying license agreement does not authorize such access and consent permitting such access and use has not been obtained); (iv) providing such information (subject to an appropriate confidentiality agreement, if appropriate) regarding the operating environment, System constraints, and other operating parameters as is reasonably necessary for the work product of the third party supplier of the Equifax Group to be compatible with the Services or New Services; and (v) such other reasonable cooperation as may be requested by Equifax.

    (b) IBM's obligations hereunder shall be subject to the third party suppliers' compliance with reasonable Facilities and Data Center data and physical security and other applicable standards and procedures, execution of appropriate confidentiality agreements, and reasonable scheduling of computer time and access to other resources to be furnished by IBM pursuant to this Agreement.

*    Information deleted pursuant to Rule 24b-2 of the Exchange Act.

    (c) If IBM's cooperation with Equifax or any third party supplier performing work as described in Section 8.5(a) would constitute a New Service, IBM shall promptly so notify Equifax and the provisions of Section 10.1 of Schedule C (Charges) shall apply. The Parties further agree that if in IBM's reasonable, good faith determination, a third party supplier's activities impair IBM's ability to meet the Service Levels or otherwise provide the Services in accordance with this Agreement, IBM will provide written notice to Equifax of such determination. The Parties will cooperate to determine and verify whether such effect is caused by a third party supplier, the extent of such effect, and how to ameliorate any such effect. IBM shall be excused for any inability to meet the Service Levels or otherwise provide any of the Services to the extent, and only for the period, any such third party supplier's activities directly impair IBM's ability to meet any Service Level or otherwise provide any of the Services in accordance with this Agreement.

    (d) Equifax's retention of third party suppliers pursuant to this Section 8.5 to perform services, functions, activities, tasks or responsibilities that are within the scope of the Services shall not relieve Equifax of its obligations set forth in this Agreement to pay IBM the charges applicable to such services, functions, activities, tasks or responsibilities as set forth in this Agreement, unless Equifax is relieved from such charge pursuant to a provision of this Agreement or by the agreement of IBM. For the avoidance of doubt, the preceding sentence shall not be interpreted to require Equifax to pay IBM any amount, pursuant to a PxQ Calculation under Schedule C (Charges), for any Resource Units not actually used or consumed by Equifax except in any particular circumstances in which Equifax would be required to pay such amount to IBM pursuant to Schedule C (Charges), notwithstanding the fact that Equifax did not actually use or consume the Resource Units in question.

  8.6    Use of Subcontractors

    (a) The Parties will develop and prepare a list of approved subcontractors that the Parties agree may be engaged by IBM to perform and deliver the part or portion of the Services indicated on such list as a subcontractor to IBM (the "Listed Subcontractors"), which will be attached to this Agreement as Schedule R. Affiliates of IBM shall be deemed to be Listed Subcontractors. With respect to subcontractors which are not Listed Subcontractors, IBM shall notify Equifax at least fifteen (15) business days prior to the proposed date of commencement by IBM of any subcontractor's activity with respect to the Equifax Group or the Services, in writing of a decision to delegate or subcontract a function, responsibility or task to a subcontractor, or to change subcontractors for any function, responsibility or task, (i) that could have a material affect on the quality, timing, cost, consistency or performance of the Services or on the operations of any member of the Equifax Group or on the security of the Equifax Group data, books and records, or Facilities, or on the Equifax Business as conducted by any member of the Equifax Group, or (ii) where the subcontractor will interface directly with the members of the Equifax Group. Upon Equifax's request, IBM shall promptly provide to Equifax information regarding the proposed new or replacement subcontractors in order to permit Equifax to determine whether to grant its consent to such delegation or change or subcontract. Such information shall include the scope of the Services to be delegated, and the experience, financial status, resources, and reason for selection of the proposed subcontractors. Subject to IBM's timely provision of the foregoing information to Equifax, Equifax shall be deemed to have accepted such delegation or subcontract or change that is the subject of the notification by IBM to Equifax, if Equifax has not notified IBM in writing of its good faith objections to such delegation or subcontract on or before the fifteenth (15th) business day after receipt of such notice from IBM. IBM shall not delegate or subcontract or change subcontractors unless and until IBM and Equifax shall have resolved any objection timely made by

    Equifax to such proposed action by IBM. In addition, IBM shall not disclose any Confidential Information of the Equifax Group to any subcontractor unless and until such subcontractor has agreed in writing to protect the confidentiality of such Confidential Information in a manner equivalent to that required of IBM by Article 11.

    (b) Equifax shall have the right to request that IBM replace a subcontractor if such subcontractor has entered a business that is primarily competitive with Equifax's main business.

    (c) IBM shall remain primarily liable and obligated to Equifax for the timely and proper performance of all of its obligations hereunder even if such obligations are delegated to third party subcontractors (including, without limitation, Affiliates of IBM entering into Local Enabling Agreements with Equifax and/or Affiliates of Equifax), and for the proper and timely performance and actions of any person or entity to which it delegates or subcontracts any such obligation.

    (d) Subcontractors used by IBM in performing the Services shall be subject to the provisions of Section 3.7 and Schedule T (Security Procedures).

  8.7    Equifax Approvals and Notification

    For those areas of the Services where Equifax (a) has reserved a right-of-approval, consent or agreement, (b) is required to provide notification, and/or (c) is to perform a responsibility set forth in this Agreement, and such approval, consent, notification or performance is delayed or withheld beyond the period provided in this Agreement, without authorization or right and, such delay or withholding is not caused by IBM and affects IBM's ability to provide the Services under this Agreement, IBM will be excused from any failure to meet the Service Levels for any affected portion of the Services to the extent, but only to the extent, such failure is directly caused by such delay or withholding. If not specified otherwise in this Agreement, the period for such approval or notification shall be fifteen (15) business days unless another time period is otherwise agreed by the Parties.

9.     CHARGES

    Schedule C (Charges) to this Agreement sets forth the pricing, invoicing and payment methodologies and processes for the charges related to the Services. For the avoidance of doubt, Equifax acknowledges that it will receive and be obliged to pay invoices for IBM's charges under the existing IBM-Equifax agreements set forth in Schedule M for Services provided on or before July 31, 2003 thereunder.

10.   INTELLECTUAL PROPERTY RIGHTS

    IBM, the members of the Equifax Group and their respective contractors and subcontractors may develop, create, modify or personalize (collectively, "Develop," "Developed" or "Developing") certain computer programming code, including source and object code ("Code") and other Materials in order to perform the Services. The provisions of this Article 10 set forth the respective rights of Equifax and IBM in such Code and other Materials.

  10.1 Ownership of Materials

    With respect to any Materials whether Developed solely by IBM or its subcontractors, or jointly by the Equifax Group personnel or their subcontractors and IBM or its subcontractors, ownership will be as follows:

    (a) Equifax Code, Equifax Derivative Code and Equifax Works, and all * other than Equifax Materials Developed by IBM under this Agreement (for example, Equifax Materials developed outside the scope of this Agreement or existing prior to the Commencement Date), shall be owned by Equifax or another member of the Equifax Group, as applicable. During the Term, IBM shall have an irrevocable, nonexclusive, worldwide, paid-up license to use, execute, reproduce, display, perform, operate, distribute, modify, develop, personalize and create Derivative Works from such Materials *.

    (b) IBM Code, IBM Derivative Code, IBM Works and IBM Interfaces, and all patent rights created in the course of Developing IBM Code, IBM Derivative Code, IBM Works and IBM Interfaces, shall be owned by IBM. The Equifax Group shall have an irrevocable, nonexclusive, worldwide, paid-up license to use, execute, operate, reproduce, display, perform, distribute, modify, Develop, personalize and create Derivative Works from such Materials internally, and the right to sublicense third parties to do any of the foregoing, to the extent necessary and for the sole purpose of receiving or using the Services during the Term.

    (c) With respect to any Equifax Materials whether or not Developed under this Agreement, which are or have been Developed solely by the Equifax Group personnel and/or their contractors, such Materials and all patent rights created in the course of Developing such Materials shall be owned by Equifax. IBM shall have an irrevocable, nonexclusive, worldwide, paid-up license to use, execute, operate, reproduce, display, perform, distribute, modify, Develop, personalize and create Derivative Works from such *.

    (d) *

    (e) Any ownership or license rights herein granted to either Party or another member of the Equifax Group or any other Authorized Users are limited by and subject to any *, and terms and conditions of * applicable Third Party Providers.

    (f) To the extent that by operation of law any of the Materials, * may not be owned by IBM or the Equifax Group to which ownership has been allocated under this Article 10, each Party agrees to promptly assign, or cause to be assigned, and take such actions and execute and deliver such documents as shall be necessary or appropriate to effect such assignment without further consideration. Each Party hereby assigns, without further consideration, the ownership of all right, title and interest in all U.S. and foreign copyrights, and mask work rights (if any) in the Materials to the other Party as set forth in this Article 10. Such assignee shall have the right to obtain and hold in its own name or transfer patents and copyrights, applications, registrations, renewals and all other rights relating or pertinent thereto.

*    Information deleted pursuant to Rule 24b-2 of the Exchange Act.

  10.2    Obligations Regarding Materials

    (a) Following the Development of Equifax Code, Equifax Derivative Code or Equifax Works or the creation of any invention (whether or not patentable) in the course of such Development, by IBM (or any of its Affiliates or subcontractors), IBM will follow its standard processes and procedures to assess whether any patentable ideas have been identified or discovered and provide to Equifax any invention disclosure prepared by IBM in accordance with its standard processes and procedures.

    (b) The Parties agree to reproduce copyright legends which appear on any portion of the Materials which may be owned by the Parties and any and all third parties.

    (c) Except as set forth in this Article 10 or in Article 11, this Agreement shall not preclude either Party from Developing materials or providing services which are competitive to the Materials or Services which might be delivered pursuant to this Agreement, except to the extent any of same may infringe any of the other Party's patent rights, copyrights, trade secrets or mask work rights.

    (d) Neither this Agreement nor any disclosure made hereunder grants any license to either Party under any patents rights, copyrights, mask work rights or trade secrets of the other Party, except for the licenses expressly granted under this Article 10 and Section 12.6 hereof.

    (e) Each Party and their respective Affiliates shall have the right to develop commercialize, use, publish and distribute materials and/or intellectual property which may be substantially similar to the Materials (including, without limitation, computer programs and other copyrighted works) for their own use, for third parties or for other purposes provided that such activities are effected without breach of their obligations under this Agreement and do not infringe the intellectual property rights of the other Party and/or its Affiliates.

  10.3 Authorized Users

    The Authorized Users (excluding the Equifax Group) shall have only such rights to the intellectual property comprising the System as shall be granted by Equifax which in no event shall be greater than any right Equifax may have to such intellectual property. All such rights shall be subject to this Agreement.

11.   CONFIDENTIALITY/DATA SECURITY

  11.1    Confidential Information

    (a) IBM and Equifax each acknowledge that the other Party and/or its Affiliates possesses and will continue to possess information, which has commercial value in such other Party's and/or its Affiliates' business and is not in the public domain. Such information has been created, discovered, developed by such other Party and its Affiliates or provided to it by a third party, and such other Party and/or its Affiliates holds property rights in such information by assignment, license or otherwise. "Confidential Information" means with respect to a Party, any and all proprietary business information of the disclosing Party and/or its Affiliates and/or of third parties in the possession of the disclosing Party and its Affiliates treated as secret by the disclosing Party and its Affiliates (that is, it is the subject of efforts by the disclosing Party and/or its Affiliates that are reasonable under the circumstances to maintain its secrecy) that does not constitute a Trade Secret (defined below), including, without limitation, the terms of this Agreement, and any and all proprietary information in the possession of such disclosing Party and/or its Affiliates of which the receiving Party and/or its Affiliates become aware as a result of its access to and presence at the other Party's and/or its Affiliates' facilities. "Trade Secrets" mean with respect to a Party, information related to the services and/or business of the disclosing Party and/or its Affiliates and/or of a third party which (a) derives economic value, actual or potential, from not being generally known to or readily ascertainable by other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts by the disclosing Party and/or its Affiliates that are reasonable under the circumstances to maintain its secrecy, including without limitation (i) marking any information reduced to tangible form clearly and conspicuously with a legend identifying its confidential or proprietary nature; (ii) identifying any oral presentation or communication as confidential immediately before, during or after such oral presentation or communication; or (iii) otherwise, treating such information as confidential or secret. Assuming the criteria in sections (a) and (b) above are met, Trade Secrets include, but are not limited to, technical and nontechnical data, formulas, patterns, compilations, computer programs and software, devices, drawings, processes, methods, techniques, designs, programs, financial plans, product plans, and lists of actual or potential customers and suppliers. "Company Information" means collectively the Confidential Information, Equifax Data and Trade Secrets. Company Information also includes information which has been disclosed to either Party and/or its Affiliates by a third party which such Party and/or its Affiliates is obligated to treat as confidential or secret.

    (b) For the purposes of obligations under Article 11, "Authorized Users" are included within the concept of "Equifax and/or its Affiliates" or "Party and/or its Affiliates".

  11.2    Obligations

    (a) Equifax and IBM will each refrain from disclosing, will hold as confidential, and will use the same level of care to prevent disclosure to third parties and to hold confidential, the Company Information of the other Party as it employs to avoid disclosure, publication or dissemination of its own information of a similar nature but in no event less than a reasonable standard of care. Notwithstanding the foregoing, the Parties and their Affiliates may disclose Company Information in the case of Equifax and its Affiliates, to members of the Equifax Group or to companies divested by the Equifax Group that elect to receive services hereunder as an Authorized User, and in the case of both Parties and their Affiliates, to companies divested by the Equifax Group that elect to receive services hereunder as an Authorized User or to authorized contractors and subcontractors involved in providing and using the Services under this Agreement where: (i) such disclosure is necessary to permit the members of the Equifax Group or any divested companies of the Equifax Group that receive services hereunder as an Authorized User, or any authorized contractor or subcontractor to perform its duties hereunder or use the Services; (ii) members of the Equifax Group and such divested companies of the Equifax Group that elect to receive services hereunder or any authorized contractor or subcontractor agree in writing to observe the confidentiality and restricted use and disclosure covenants and standards of care set forth in this Article 11 and IBM and Equifax are each third party beneficiaries for all purposes; and (iii) IBM in the case of Equifax Company Information received by IBM and/or its Affiliates and disclosed by them as permitted herein or Equifax in the case of IBM Company Information received by Equifax and/or its Affiliates and disclosed by them as permitted herein, assumes full responsibility for the acts or omissions of its Affiliates, contractors and subcontractors or, in the case of Equifax, its divested companies receiving services hereunder as an Authorized User, no less than if the acts or omissions were those of IBM and Equifax respectively.

    (b) Neither Equifax nor IBM shall use the Company Information of the other Party except in the case of IBM and its Affiliates and subcontractors, (i) in connection with the performance of the Services and (ii) as otherwise specifically permitted in this Agreement, and in the case of Equifax, its contractors and other members of the Equifax Group, (A) as specifically permitted in this

    Agreement and (B) in connection with the use of the Services. IBM shall be responsible to ensure that its Affiliates and subcontractors comply with this Section 11.2(b) and Equifax shall be responsible to ensure that the members of the Equifax Group and its contractors comply with this Section 11.2(b).

    (c) Without limiting the generality of the foregoing, neither Party nor their Affiliates will publicly disclose the terms of this Agreement, except to the extent permitted by this Article 11 and to enforce the terms of this Agreement, without the prior written consent of the other. Furthermore, neither IBM nor Equifax nor their Affiliates will make any use of the Company Information of the other Party and its Affiliates except as contemplated by this Agreement; acquire any right in or assert any lien against the other Party's Company Information except as contemplated by this Agreement; or refuse to promptly return, provide a copy of or destroy such Company Information upon the request of the disclosing Party.

    (d) Notwithstanding any other provision of the Agreement, neither Party will be restricted in using, in connection with its business operations, any * ideas, concepts, know-how and techniques which are retained in the unaided memories of employees who have had access to the other Party's Confidential Information, subsequent to the Commencement Date, without deliberate memorization of such Confidential Information for purposes of reuse under this paragraph ("Residual Knowledge") *.

  11.3 Exclusions

    Notwithstanding the foregoing, this Article 11 will not apply to any information which IBM or Equifax can demonstrate was: (a) at the time of disclosure to it, in the public domain; (b) after disclosure to it, published or otherwise becomes part of the public domain through no fault of the receiving party; (c) without a breach of duty owed to the disclosing party, is in the possession of the receiving party at the time of disclosure to it; (d) received after disclosure to it from a third party who had a lawful right to and, without a breach of duty owed to the disclosing party, did disclose such information to it; or (e) independently developed by the receiving party without reference to Company Information of the disclosing party. Further, either Party may disclose the other Party's Company Information to the extent required by law or order of a court or governmental agency. However, the recipient of such Company Information must give the other Party prompt notice and make a reasonable effort to obtain a protective order or otherwise protect the confidentiality of such information, all at the discloser's cost and expense. It is understood that the receipt of Company Information under this Agreement will not limit or restrict assignment or reassignment of employees of IBM and its Affiliates and the Equifax Group within or between the respective Parties and their Affiliates.

  11.4 Loss of Company Information

    The receiving Party will immediately notify the disclosing Party, orally or in writing in the event of any disclosure, loss, or use in violation of this Agreement of a disclosing Party's Company Information known to the receiving Party.

*    Information deleted pursuant to Rule 24b-2 of the Exchange Act.

  11.5 Limitation

    The covenants of confidentiality set forth herein (a) will apply after the Commencement Date to any Company Information disclosed to the receiving Party before and after the Commencement Date and (b) will continue and must be maintained from the Commencement Date through termination of the relationship between the Parties and (i) with respect to Trade Secrets, until the earlier of ten (10) years after termination of this Agreement or until such Trade Secrets no longer qualify as trade secrets under applicable law; and (ii) with respect to Confidential Information for a period equal to the shorter of two (2) years after termination of the Parties' relationship under this Agreement, or until such Confidential Information no longer qualifies as confidential under applicable law. Neither Party will be responsible for the security of the Company Information of the other Party during transmission via public communications facilities or for the loss of or damage to such information during transmission, except to the extent that such breach of security or loss or damage is caused by the failure of such Party to perform its obligations under this Agreement, including exercising the standard of care set forth in Section 11.2(a).

  11.6    Equifax Data

    (a) All of Equifax's Company Information (including, without limitation, data, records and reports related to the Equifax Group, the Equifax Business and the Services) is represented by Equifax to be the exclusive property of Equifax, and/or its Affiliates or the property of third parties licensed to Equifax and/or its Affiliates, and the furnishing of such information, data, records and reports to, or access to such items by, IBM and/or its Affiliates and/or subcontractors will not grant any express or implied license to or interest in IBM and/or its Affiliates and/or subcontractors relating to such information, data, records and reports except as required to perform the Services pursuant to this Agreement. Unless specifically provided otherwise in this Agreement, IBM shall have no responsibility with respect to compliance with laws or regulations applicable to the storage, maintenance, and distribution of Equifax Company Information to the extent that any such activity by IBM is performed or implemented in accordance with Equifax's legal compliance officer's written instruction or direction. Upon request by Equifax at any time and from time to time and without regard to the default status of the Parties under this Agreement, IBM and/or its Affiliates and/or subcontractors shall promptly deliver to Equifax Equifax's Company Information (including without limitation all data, records and related reports regarding the Equifax Group, the Equifax Business and the Services) in electronic (tape) format and in such hard copy as existing on the date of the request by Equifax.

    (b) IBM personnel shall not attempt to access, or allow access to, any Equifax Data which they are not permitted to access under this Agreement. If such access is attained, IBM shall immediately report such incident to Equifax, describe in detail the accessed Equifax Data and return to Equifax any copied or removed Equifax Data.

  11.7    Data Privacy

    In carrying out their activities under this Agreement, the Parties shall observe and comply with the data privacy and protection requirements set forth in Schedule P (Data Protection).

12.   TERMINATION

  12.1    Termination By Equifax

    Subject to the Termination Charges set forth in Schedule C (Charges), where applicable, Equifax may terminate the applicable portion(s) of this Agreement for the following reasons:

    (a) A material breach of this Agreement by IBM and/or its Affiliates that remains uncured for ten (10) days after receipt of written notice thereof; provided, however, if a material breach of this Agreement by IBM and/or its Affiliates (other than a breach of Article 11 hereof) occurs that by its nature cannot be cured by IBM in such ten (10) day period but IBM submits a commercially reasonable written plan to Equifax within such period to cure such breach after the ten (10) day period (but in no event more than forty five (45) days after such notice of breach), the cure period for such breach shall be extended to the date set forth in the plan (but in no event more than sixty (60) days after the notice of breach). If the material breach by its nature cannot be cured within sixty (60) days, then Equifax may terminate this Agreement by providing notice to IBM; or

    (b) There exists a series of non-material or persistent breaches by IBM and/or its Affiliates that in the aggregate have a material and significant adverse impact (i) on the Services support of the administrative, management, planning, financial reporting or operations functions of the Equifax Group or the portion of the Equifax Group constituting the user group, or (ii) on the management of the Services or the portion of the Services; or

    (c) For convenience upon one hundred eighty (180) days prior notice by Equifax to IBM, Equifax may terminate by Service Tower or by Country Location or this entire Agreement at any time after the third anniversary of the Commencement Date; or

    (d) In the event that (i) another entity, directly or indirectly, in a single transaction or series of related transactions, acquires either Control of Equifax or all or substantially all of the assets of Equifax, or (ii) Equifax is merged with or into another entity, upon one hundred eighty (180) days prior notice by Equifax to IBM, which notice must be given within 180 days after the Change of Control; or

    (e) IBM and/or its Affiliate that has accepted this Agreement by executing a Local Enabling Agreement becomes insolvent or is unable to pay its debts or enters into or files (or has filed or commenced against it) a petition, arrangement, application, action or other proceeding seeking relief or protection under the bankruptcy laws of the United States or any similar laws of the United States or any state of the United States or any other country or transfers all or substantially all of its assets to another person or entity; or

    (f) IBM and/or its Affiliate that has accepted this Agreement by executing a Local Enabling Agreement incurs * in excess of the * under the circumstances and resulting from the events described in Section 13.1(a)(i);

    (g) If Equifax's license to use credit data in Spain shall expire or be terminated prior to the end of the Term of this Agreement, Equifax may terminate this Agreement with respect to Services provided in Spain as of a date specified by Equifax in a written notice of termination to IBM, and Equifax will pay IBM's charges due and payable through the termination date. If Equifax elects such termination, Equifax shall pay on account of such termination IBM's Wind-Down Expenses for a period not to exceed one hundred twenty (120) days and shall acquire from IBM, at a cost equal to IBM's then-current net book value, and hardware or software primarily dedicated to performing Services for Equifax that cannot be redeployed by IBM using Commercially Reasonable Efforts.; or

    (h) Under the circumstances set forth in Section 17.3.

*    Information deleted pursuant to Rule 24b-2 of the Exchange Act.

  12.2 Termination by IBM

    In the event, but only in the event, that Equifax fails to pay IBM when due undisputed charges totaling at least one (1) month's charge under this Agreement and fails to make such payment within sixty (60) days after receiving notice from IBM of the failure to make such payment, IBM may, by giving written notice to Equifax, terminate this Agreement as of a date specified in the notice of termination.

  12.3 Services Transfer Assistance

    (a) The Parties agree that IBM will cooperate with the Equifax Group to assist in the orderly transfer of the services, functions, responsibilities, tasks and operations comprising the Services provided by IBM and its Affiliates hereunder to one or more members of the Equifax Group itself or another services provider in connection with the expiration or earlier termination of this Agreement for any reason, however described. The Term of this Agreement shall not be deemed to have expired or terminated until the Services Transfer Assistance thereunder is completed. Upon Equifax's request IBM or its Affiliate shall provide transfer assistance in connection with migrating the work of the Equifax Group to the Equifax Group itself or another services provider ("Services Transfer Assistance") commencing up to one (1) year prior to expiration or upon any notice of termination, or of non-renewal of this Agreement. In the event Equifax repeatedly fails to pay any amounts when due and payable under this Agreement within two (2) years of the start of Services Transfer Assistance, with or without an attendant termination for cause by IBM, IBM shall not be required to provide Services Transfer Assistance unless Equifax prepays the applicable total monthly charges due under Schedule C (Charges) for the entire duration of Services Transfer Assistance, if any, and a reasonable projection of other charges due for the entire period Equifax requests Services Transfer Assistance. In no event will Equifax's holding of or escrow of monies in compliance with Section 8.2 (Disputed Charges/Credits) of Schedule C (Charges) be considered a failure by Equifax to pay amounts due and payable hereunder. Further, IBM shall provide the Services Transfer Assistance in accordance with this Section 12.5 even in the event of Equifax's material breach (other than an uncured payment default) with or without an attendant termination for cause by IBM, if Equifax prepays a reasonable projection of the other charges due under this Agreement (other than the total monthly charges due under Schedule C (Charges), which shall be paid monthly as provided in Schedule C (Charges)) for the Services Transfer Assistance for the entire period Equifax desires IBM to provide such services to the Equifax Group or its designees. Services Transfer Assistance shall be provided through the effective date of the expiration or termination of the Services being terminated, and upon request by Equifax, the effective date of such expiration or termination shall be extended for up to one (1) year thereafter pursuant to the terms and conditions of this Agreement and such period shall be considered an extension of the Term, however any such extension shall not affect the payment date or amount of any applicable Termination Charges, which Termination Charges shall be due and payable as of the initially noticed effective date of termination. Services Transfer Assistance shall include, but not be limited to, providing the Equifax Group and their respective agents, contractors and consultants, as necessary, with the services described in Schedule O (Services Transfer Assistance).

    (b) If the provision of any Services Transfer Assistance by IBM would require IBM to perform New Services, the provisions of Section 10.1 (Prices and Charges for New Services) of Schedule C (Charges) shall apply.

    (c) If Equifax exercises its option to prepay the monthly charges due under Schedule C (Charges) and other charges reasonably projected by IBM for Services Transfer Assistance and it is determined that such prepayment is in excess of the actual charges associated with the Services Transfer Assistance, then IBM shall apply such overpayment to monies otherwise due IBM or, if no monies are due IBM, promptly refund such overpayment to Equifax at the end of such Services Transfer Assistance. Conversely, if the amount prepaid by Equifax to IBM for Services Transfer Assistance does not fully reimburse IBM for the actual charges due under Schedule C (Charges) for the provision of Services Transfer Assistance to Equifax, then IBM shall invoice Equifax and Equifax shall promptly pay IBM for such additional amounts as incurred and invoiced to Equifax.

    (d) In the process of evaluating whether to undertake or allow termination, expiration or renewal of this Agreement, Equifax may consider obtaining, or determine to obtain, offers for performance of services similar to the Services following termination, expiration or renewal of this Agreement. As and when reasonably requested by Equifax for use in such a process, IBM shall provide to Equifax such information and other cooperation regarding performance of the Services as would be reasonably necessary for a third party to prepare an informed, non-qualified offer for such services. The types of information and level of cooperation to be provided by IBM pursuant to this Section 12.3(d) shall be no less than those initially provided by Equifax to IBM prior to commencement of this Agreement.

  12.4 Equitable Remedies

    If a court of competent jurisdiction should find that IBM has breached its obligations to provide Service Transfer Assistance, IBM agrees that, *.

  12.5 Other Rights Upon Termination

    At the expiration or earlier termination of this Agreement for any reason, however described, IBM agrees in each such instance, as applicable:

    (a) Upon Equifax's request, IBM agrees to sell to Equifax or its designee the IBM Machines owned by IBM then currently being used by IBM primarily to perform the Services or the portion of the Services, as applicable, at its then-current unamortized net book market value. In the case of IBM Machines that IBM is leasing and using primarily to perform the Services, IBM agrees to permit Equifax or its designee to either buy-out the lease on the IBM Machines and purchase the IBM Machines from the lessor or assume the lease(s) and secure the release of IBM thereon, subject to the terms of the applicable lease. Equifax shall be responsible for any sales, use or similar taxes associated with such purchase of such IBM Machines or the assumption of such leases.

    (b) To the extent that IBM is using commercially available IBM proprietary software to perform the Services on the termination or expiration of the Agreement, IBM will grant to the members of the Equifax Group and their Affiliates a license (which license shall permit a third party designee to use such software solely for Equifax's benefit) to such software (and any related documentation) on IBM's then standard terms and conditions (other than any one-time charges which shall not be required).

*    Information deleted pursuant to Rule 24b-2 of the Exchange Act.

    (c) IBM will provide to the Equifax Group * in accordance with * for use by the Equifax Group as a part of and in connection with the Equifax Business, upon terms and prices to be mutually agreed upon by the Parties (which prices shall not be greater and other terms shall be no less favorable than those then offered to other customers of IBM) or, in the case where no such customers exist, other third parties). At Equifax's option, IBM will recommend a mutually agreeable commercially available substitute, if available, to perform the same function.

    (d) Subject to Section 12.6(e), if IBM has licensed or purchased and is using any generally commercially available Software to provide the Services to the Equifax Group at the date of expiration or termination of this Agreement, Equifax may elect to take a transfer or an assignment of the license for such software (and any attendant maintenance agreement), subject to the terms of such license reimburse IBM for the initial license or purchase charges for such Software in an amount equal to the remaining unamortized cost of such Software, if any, depreciated over a five (5) year life. Equifax shall also pay any transfer fee or charge imposed by the applicable vendor and not the obligation of IBM hereunder, and subject to Equifax's acceptance of any applicable vendor terms and conditions, such licensed Software shall be transferred or assigned to Equifax.

    (e) If IBM has licensed or purchased and is using any generally commercially available Software to provide the Services to the Equifax Group and other IBM customers in a shared environment at the date of expiration or termination of this Agreement, IBM, upon request by Equifax, will assist Equifax in obtaining licenses for such Software (and any attendant maintenance agreement) subject to Equifax's payment of any license fee and other charge imposed by the applicable vendor.

    (f) IBM will use Commercially Reasonable Efforts to negotiate license arrangements with third parties that will minimize the amount of license and maintenance agreement and assignment fees to be paid by Equifax. If IBM is unsuccessful in any such negotiations, it will so notify Equifax prior to executing the affected agreement, in which event Equifax may elect participate in the negotiation of such license and maintenance agreement arrangements. IBM shall provide reasonable advance written notice to Equifax of such anticipated negotiations.

    (g) In the case of the impending expiration or termination of this Agreement for any reason, subject to local law, the Equifax Group shall have the right (or, as required by applicable local law, the duty) to make offers of employment to any or all IBM employees performing material Services for the Equifax Group hereunder, as applicable ("Service Employees"). Promptly after either Party provides the other Party written notice of termination or expiration with the prior consent of each Services Employee (each of whom IBM will notify of Equifax's interest), IBM agrees, subject to the agreement of the Service Employees, to supply Equifax with the names and resumes requested by Equifax for the purpose of exercising its rights under this Section 12.5(g), at no charge. Equifax's rights under this Section 12.5 will take precedence over any IBM/employee employment contract or covenant that may otherwise limit an employee's right to accept employment with the Equifax Group.

*    Information deleted pursuant to Rule 24b-2 of the Exchange Act.

    (h) Upon Equifax's request, IBM will transfer or assign to Equifax or its designee, on mutually acceptable terms and conditions, any Third Party Agreements not otherwise treated in this Section 12.5, applicable solely to services being provided to Equifax, including, without limitation, Third Party Agreements for maintenance, Disaster Recovery Services and other necessary third party services then being used by IBM to perform the Services subject to the payment by Equifax of any transfer fee or charge imposed by the applicable vendors.

  12.6 Effect of Termination/Survival of Selected Provisions

    Notwithstanding the expiration or earlier termination of the Services or this Agreement for any reason however described, the following Sections of this Agreement shall survive any such expiration or termination: Section 8.3(b), Article 10, Article 11, Section 12.5, Section 12.6, Article 13, Article 14, Article 15, Section 16.1 and Article 17.

  12.7 Savings Clause

    Equifax's failure to perform its Equifax Retained Functions or its responsibilities set forth in this Agreement (other than as provided in Section 12.2) shall not be deemed to be grounds for termination by IBM. IBM's nonperformance of its obligations under this Agreement shall be excused if and to the extent (a) such IBM nonperformance results from Equifax's failure to perform its responsibilities; and (b) IBM provides Equifax with reasonable notice of such nonperformance and uses Commercially Reasonable Efforts to perform notwithstanding Equifax's failure to perform (with Equifax reimbursing IBM for its additional out-of-pocket expenses for such efforts).

13.   LIABILITY

  13.1 Liability Caps

    (a) Except as provided in Section *, the liability of IBM and its Affiliates to Equifax and its Affiliates under this Agreement arising out of or resulting from the performance or non-performance of IBM and/or its Affiliates and/or subcontractors of the Services and its obligations shall be limited in the aggregate for all claims, causes of action or occurrences:

(i)    to Direct Damages incurred by Equifax and its Affiliates equal to the charges paid by Equifax for the Services in the affected country during the * immediately prior to the first event which is the subject of the first claim or if * have not elapsed in the term of this Agreement at the time of the first such event, the estimated charges to Equifax for the Services in the affected country set forth in Schedule C (Charges) during the first * of the Term ("IBM Direct Damages Cap"); and

(ii)    in the event Equifax claims Direct Damages for event(s) which are the subject matter of claim(s) or cause(s) of action which are the basis for and result in Equifax's termination of this Agreement pursuant to Section 12.1(a) for cause or Section 12.1(e) for Bankruptcy, and the * operates to preclude Equifax's recovery of *, then * shall be entitled to recover an *, not to exceed * of *, which amount shall be applied only toward *.

    (b) Except as provided in Section *, the liability of Equifax to IBM arising out of or resulting from the performance and non-performance of its obligations in each country shall be limited in all cases to Direct Damages which in the aggregate shall not exceed the amounts payable by Equifax upon a termination for convenience under Schedule C (the "Equifax Direct Damages Cap"). The IBM Direct Damages Cap and the Equifax Direct Damages Cap are herein collectively called the "Direct Damages Caps".

*    Information deleted pursuant to Rule 24b-2 of the Exchange Act.

  13.2 *

  13.3 Direct Damages and Cover Charges

    Unless specifically provided to the contrary in this Agreement, neither party shall have any liability whether based on contract, tort (including without limitation, negligence), warranty, guarantee or any other legal or equitable grounds to the other party for any damages other than Direct Damages.

    (a) "Direct Damages" mean actual, direct damages incurred by the claiming Party which include, by way of example but without limitation, (i) the costs to * rendered by *, (ii) the difference in the amounts to be paid * and the * to provide, and/or the costs incurred by *, all or a portion of the Services during any period or periods that * the Services, (iii) the Service Credits, (iv) Transition Cover Costs, and (v) similar damages, but "Direct Damages" shall not include (A) loss of interest, profit or revenue of the claiming Party or (B) incidental, consequential, special or indirect damages suffered by the claiming Party (except as the damages described in (A) and (B) are included as a part of the Termination Charge and the Service Credits or as otherwise provided for in this Agreement) and shall not include punitive or exemplary damages suffered by the claiming Party arising from or related to this Agreement, even if such Party has been advised of the possibility of such losses or damages.

    (b) "Transition Cover Costs" means all costs and expenses incurred by the Equifax Group to Transition to another provider of information management and communications services, and/or take in-house, some or all of such functions, responsibilities, tasks and activities comprising the portion of the Services provided under any terminated portion(s) of this Agreement, after Commercially Reasonable Efforts to mitigate such costs and expenses.

  13.4 Dependencies

    In no event will IBM or its subcontractors be liable for any damages if and to the extent caused by Equifax's or its Affiliates' or its subcontractors' failure to perform its responsibilities hereunder; provided, however, for the purposes of this Section 13.4, neither IBM nor its Affiliates nor the Third Party Providers shall be considered a subcontractor of Equifax. Neither Equifax nor its Affiliates or contractors shall be liable for any damages if and to the extent caused by any failure to perform by IBM or its Affiliates or subcontractors.

  13.5 Remedies

    At its option, Equifax may seek all remedies available to it under law and in equity or recover as liquidated damages the Service Credits, subject to the limitations and provisions specified in this Article 13. If IBM's provision of the Services is such that IBM would otherwise owe Equifax a Service Credit and Equifax elects to recover Service Credits, Equifax's recovery of Service Credits shall constitute acknowledgment by Equifax of full satisfaction and release of any claim by Equifax that IBM has breached its obligations under this Agreement with respect to any such event(s) giving rise to the Service Credits. However, within twelve (12) calendar months of the receipt of any Service Credits Equifax received with respect to any action or inaction by IBM upon which Equifax is basing termination for cause under Section 12.1(a) or termination for persistent breaches under Section 12.1(b), Equifax may return such Service Credits and pursue a damage claim against IBM, if any such claim exists.

*    Information deleted pursuant to Rule 24b-2 of the Exchange Act.

14.   INDEMNITIES

  14.1 Indemnity by IBM

    IBM will indemnify and hold each member of the Equifax Group and their respective officers, directors, employees, agents, successors, contractors and assigns (each an "Indemnitee") harmless from and against any and all Losses incurred by any of them arising from or in connection with:

    (a) any Claims of infringement asserted against an Indemnitee as a result of * on or after the Commencement Date, including the *;

    (b) subject to Section 14.1(a) above, any Claims of infringement of any patent or any copyright, trademark, service mark, trade name, trade secret, or similar property right conferred by contract or by common law or by any law of any country, including without limitation, the United States, and any other applicable jurisdiction or any state, alleged to have been incurred because of or arising out of any aspect of the Services (including without limitation any information technology, information management and communications services, equipment, software or other resources) provided by IBM and/or its Affiliates or subcontractors in its performance of the Services; provided, however, IBM will have no obligation with respect to any Losses to the extent arising from or in connection with * related to the Services committed by an Indemnitee or any employee of an Indemnitee that is not the result of IBM and/or its Affiliates or subcontractors * including, without limitation, obtaining * for which it has responsibility; and provided, further, that IBM will have no obligation with respect to any Losses to the extent arising out of or in connection with * provided by IBM and/or its Affiliates or subcontractors, or an Indemnitee's * provided by IBM and/or its Affiliates or subcontractors with * not furnished by, through or at the specification of IBM or its Affiliates or subcontractors, or an Indemnitee's use of * provided by IBM and/or its Affiliates to such Indemnitee * specifically designated in * or a written notice to Equifax from IBM;

    (c) any Claims, however described (including without limitation, failure to obtain Required Consents or arising from IBM's exercise of its rights to terminate, modify or change the Third Party Agreements pursuant to Section 8.3(a)), accruing during the Term (that is, not arising or resulting from a breach by the Equifax Group before the Commencement Date or after the termination date of this Agreement) regarding any Third Party Agreement; provided, however, IBM will have * to the extent arising out of or in connection with Claims for * related to the Services (i) committed by any Indemnitee or any employee of an Indemnitee that is not the result of IBM and/or its Affiliates or subcontractors * for which it has responsibility or (ii) to the extent arising out of or resulting from Equifax * for which it has responsibility;

    (d) any Claims for personal injuries, death or damage to tangible personal or real property of third parties including employees of IBM, its Affiliates, contractors and subcontractors caused by the negligence or willful misconduct of IBM, its employees, Affiliates, contractors or subcontractors; provided that IBM will have no obligation under this part, to the extent the same arise out of or in connection with the negligence or willful misconduct of a member of the Equifax Group;

    (e) any Claims for amounts, including but not limited to taxes, interest and penalties, assessed or claimed against the Equifax Group which are obligations of IBM under this Agreement;

*    Information deleted pursuant to Rule 24b-2 of the Exchange Act.

    (f) any Claim for violation of environmental laws or regulations arising out of this Agreement or as a result of the Services performed at the Facilities, the Data Center or the other Equifax Group sites or locations to the extent IBM or its Affiliates or subcontractors has caused the environmental damage or violation of the environmental laws or regulations from which the Claim arises;

    (g) any Claims directly attributable to IBM's decision to * and Equifax's * and Losses incurred by Equifax associated with *;

    (h) any Claims for penalties, interest and other charges imposed by a taxing authority (except the actual taxes payable by Equifax under the terms of this Agreement) arising out of or resulting from IBM * provided to Equifax in writing regarding * to Equifax;

    (i) any Claims by any Transferred Employees in respect of which IBM is obliged to indemnify Equifax pursuant to Exhibit D-1, D-2, D-3, D-4 or D-5 of Schedule D (Human Resources); and

    (j) any Claims arising out of or resulting from a breach by IBM and/or its Affiliates of * of this Agreement to the extent that such * are of specific application to the provision of the Services by IBM and/or its Affiliates to the Equifax Group under this Agreement.

    (k) In the event and to the extent that a Claim is made against an Indemnitee by an employee of IBM, its contractors or subcontractors providing services, products and/or software hereunder, the Parties agree that IBM shall indemnify and hold harmless the Indemnitee to the same extent as if the Claim was made by a non-employee of IBM, its contractors or subcontractors. IBM's indemnification hereunder shall be *. Accordingly, in addition to other provisions herein, and in order to render the Parties' intent and this indemnification agreement fully enforceable, IBM, in an indemnification claim hereunder, expressly and without reservation * it may have under any applicable * or any other statute or judicial decision * and consents to *. This waiver and consent * is made irrespective of and specifically * under any statute or judicial decision.

  14.2 Indemnity by Equifax

    Equifax will indemnify and hold harmless IBM, and its respective officers, directors, employees, agents, successors and assigns (each an "IBM Indemnitee") harmless from and against any and all Losses incurred by any of them arising from or in connection with:

    (a) any Claims of infringement asserted against an IBM Indemnitee as a result of * on or after the Commencement Date;

    (b) subject to Section 14.2(a) above, any Claims of infringement of any patent or any copyright, trademark, service mark, trade name, trade secret, or similar property right conferred by contract or by common law or by any law of any country, including without limitation, the United States and any other applicable jurisdiction or any state, alleged to have been incurred because of or arising out of any equipment, materials and other resources (including without limitation information technology, information management and communications services equipment, software or other resources) provided to IBM and/or its Affiliates by the Equifax Group in connection with the performance of the Services; provided, however, Equifax will have no obligation with respect to any Losses to the extent arising out of or in connection with Claims for * the Services, committed by an IBM Indemnitee or any employee of an IBM Indemnitee that is not the result of the Equifax Group * including, without limitation, obtaining * for which it has responsibility; and provided, further, that Equifax will have no obligation with respect to any Losses to the extent arising out of or in connection with * provided by the Equifax Group with * by the Equifax Group, or an IBM Indemnitee's * the Equifax Group to such IBM Indemnitee under this Agreement * or a written notice to IBM from Equifax *;

*    Information deleted pursuant to Rule 24b-2 of the Exchange Act.

    (c) any Claims accruing before the Commencement Date or after the termination date of this Agreement regarding any Third Party Agreements between members of the Equifax Group and a third party covered by this Agreement, including without limitation, failure to obtain Required Consents but not including Claims arising or resulting from IBM and/or its Affiliates failing to perform its obligations under this Agreement including, without limitation, obtaining any Required Consent for which it has responsibility;

    (d) any Claims for amounts, including without limitation, taxes, interest and penalties assessed or claimed against IBM which are obligations of Equifax under this Agreement;

    (e) any Claims for personal injuries, death or damage to tangible personal or real property of third parties including employees of the Equifax Group caused by the negligence or willful misconduct of the Equifax Group or their employees; provided that Equifax will have no obligation, under this part, to the extent the same arise out of or in connection with the negligence or willful misconduct of IBM, its Affiliates or subcontractors;

    (f) any Claims arising out of or resulting from the operations of the Equifax Group, including the provision of access to the Services pursuant to Section 17.14, to the extent such Claims do not arise out of a breach of this Agreement by IBM and are not the subject of a specific indemnity provided to Equifax by IBM in Section 14.1; provided, however, that Equifax will have no obligation under this item, to the extent the Claims arise out of or result from the negligence or willful misconduct of IBM, its Affiliates or subcontractors;

    (g) any Claim for violation of environmental laws or regulations arising out of the Services performed at the Facilities or other Equifax Group sites or locations to the extent that Equifax or its Affiliates or contractors (other than IBM and its Affiliates and subcontractors) has caused the environmental damage or violation of the environmental laws or regulations from which the Claim arises;

    (h) any Claims by any Transferred Employees in respect of which Equifax is obliged to indemnify IBM pursuant to Exhibit D-1, D-2, D-3, D-4 or D-5 of Schedule D (Human Resources); and

    (i) any Claims arising out of or resulting from the operations of the Equifax Group and arising from acts of Authorized Users.

    In the event and to the extent that a Claim is made by * against an IBM Indemnitee, the Parties agree that Equifax shall indemnify and hold harmless the IBM Indemnitee to the same extent as if *. Equifax's indemnification hereunder shall be *. Accordingly, in addition to other provisions herein, and in order to render the Parties' intent and this indemnification agreement fully enforceable, Equifax, in an indemnification Claim hereunder, expressly and without reservation * it may have under any applicable * or any other statute or judicial decision *. This waiver and consent * is made irrespective of and specifically * under any statute or judicial decision.

*    Information deleted pursuant to Rule 24b-2 of the Exchange Act.

  14.3 Employment Actions

    It is agreed that IBM shall be solely and exclusively responsible for personnel decisions affecting IBM's employees, contractors, subcontractors and agents (including without limitation, hiring, promotions, training, compensation, evaluation, discipline, and discharge). Equifax shall be solely and exclusively responsible for personnel decisions affecting employees, contractors, and agents of the members of the Equifax Group (including without limitation, hiring, promotion, training, compensation, evaluation, discipline and discharge).

  14.4 Exclusive Remedy

    Except as provided in Section 14.5, the indemnification rights of each Indemnitee and IBM Indemnitee (individually an "Indemnified Party") for third party Claims pursuant to Sections 14.1 and 14.2, shall be the sole and exclusive remedy of such Indemnified Party with respect to each such third party Claim to which such indemnification relates.

  14.5 Infringement

    If any item chosen for use by IBM to provide the Services becomes, or in IBM's reasonable opinion is likely to become, the subject of an infringement or misappropriation claim or proceeding, IBM shall, in addition to indemnifying Equifax as provided in this Article 14 and to the other rights Equifax may have under this Agreement, (a) promptly at IBM's expense secure the right to continue using the item, or (b) if this cannot be accomplished with commercially reasonable efforts, then at IBM's expense, replace or modify the item to make it non-infringing or without misappropriation, provided that any such replacement or modification will not degrade the performance or quality of the affected component of the Services, or (c) if neither of the foregoing can be accomplished by IBM with commercially reasonable efforts, and only in such event, then remove the item from the Services, in which case IBM's charges shall be equitably adjusted to reflect such removal.

  14.6 Indemnification Procedures

    (a) Written notice shall be given to the Party that is obligated to provide indemnification under Sections 14.1 and 14.2 (the "Indemnifying Party"), if any civil, criminal, administrative or investigative action or proceeding is commenced or threatened by a third party (any of the above being a "Claim") against any Indemnified Party. Such notice shall be given as promptly as practicable but in all events, within a period that will not prejudice the rights of the Indemnified Party under this Agreement to defend the Claim. After such notice, if the Indemnifying Party acknowledges in writing to the Indemnified Party that this Agreement applies with respect to such Claim, then the Indemnifying Party shall be entitled to take control of the defense and investigation of such Claim and to employ and engage attorneys of its sole choice to handle and defend the same, at the Indemnifying Party's sole cost and expense. The Indemnifying Party must deliver written notice of its election of taking such control of the claim to the Indemnified Party not fewer than ten (10) days prior to the date on which a response to such Claim is due or such lesser period as is reasonable given the nature of the Claim and the notice and response time permitted by law or the facts and circumstances. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial, defense and settlement of such Claim and any appeal arising therefrom. The Indemnified Party may participate in such investigation, trial, defense and settlement of such Claim and any appeal arising therefrom, through its attorneys or otherwise, at its own cost and expense. No settlement of a Claim that involves a remedy other than the payment of money by the Indemnifying Party shall be entered into without the consent of the Indemnified Party, which consent will not be unreasonably withheld.

    (b) After notice to the Indemnified Party of the Indemnifying Party's election to assume full control of the defense of any such Claim, the Indemnifying Party shall not be liable for any legal expenses incurred thereafter in connection with the defense of that Claim by the Indemnified Party. If the Indemnifying Party does not promptly assume full control over and diligently pursue the defense of a Claim as provided in this Section 14.5, the Indemnified Party shall have the right to defend, settle or otherwise resolve the Claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party, and the Indemnifying Party may participate in such defense, at its sole cost and expense. In no event shall any settlement of the Claim pursuant to this Section 5(b) require the consent of the Indemnifying Party.

  14.7 Limitation

    Notwithstanding anything to the contrary in this Agreement, the provisions of Section * of this Agreement shall not apply to the indemnification obligations of IBM pursuant to Section 14.1(j) of this Agreement.

15.   INSURANCE AND RISK OF LOSS

  15.1 IBM Insurance

    During the Term of this Agreement, IBM and each IBM contractor and subcontractor shall maintain and keep in force, at its own expense, the following minimum insurance coverages and minimum limits:

    (a) workers' compensation insurance, with statutory limits as required by the various laws and regulations applicable to the employees of IBM or any IBM contractor or subcontractor;

    (b) employer's liability insurance, for employee bodily injuries and deaths, with a limit of $* each accident;

    (c) comprehensive or commercial general liability insurance, covering claims for bodily injury, death and property damage, including premises and operations, independent contractors, products, services and completed operations (as applicable to the Services), personal injury, contractual, and broad-form property damage liability coverages, with limits as follows: (1) occurrence/aggregate limit of $* for bodily injury, death and property damage per occurrence of $* combined aggregate; or (2) split liability, without aggregate limits, of (i) $* for bodily injury per person; (ii) $* for bodily injury per occurrence; and (iii) $* per occurrence for property damage;

    (d) comprehensive automobile liability insurance, covering owned, non-owned and hired vehicles, with limits as follows (1) combined single limit of $* for bodily injury, death and property damage per occurrence; or (2) split liability limits of (i) $* for bodily injury per person; (ii) $* for bodily injury per occurrence; and (iii) $* for property damage; and

*    Information deleted pursuant to Rule 24b-2 of the Exchange Act.

    (e) all-risk property insurance, on a replacement cost basis, covering the real and personal property of IBM which IBM is obligated to insure by this Agreement. Such real and personal property may include buildings, equipment, furniture, fixtures and supply inventory.

    All such policies of insurance of IBM and its contractors and subcontractors shall provide that the same shall not be canceled nor the coverage modified nor the limits changed without first giving thirty (30) days prior written notice thereof to Equifax. No such cancellation, modification or change shall affect IBM's obligation to maintain the insurance coverages required by this Agreement. Except for workers' compensation insurance, Equifax shall be named as an additional insured on all such required policies. All liability insurance policies shall be written on an "occurrence" policy form. Equifax shall be named as loss payee as its interest may appear on the property insurance policies of IBM. IBM shall be responsible for payment of any and all deductibles from insured claims under its policies of insurance. The coverage afforded under any insurance policy obtained by IBM pursuant to this Agreement shall be primary coverage regardless of whether or not Equifax has similar coverage. IBM and its contractors and subcontractors shall not perform under this Agreement without the prerequisite insurance. Upon Equifax's request, IBM shall provide Equifax with certificates of such insurance including renewals thereof. Unless previously agreed to in writing by Equifax, IBM's contractors and subcontractors shall comply with the insurance requirements herein. The minimum limits of coverage required by this Agreement may be satisfied by a combination of primary and excess or umbrella insurance policies. If IBM or its contractors or subcontractors shall fail to comply with any of the insurance requirements herein, upon written notice to IBM by Equifax and a ten (10) day cure period, Equifax may, without any obligation to do so, procure such insurance and IBM shall pay Equifax the cost thereof plus a reasonable administrative fee as designated by Equifax. The maintenance of the insurance coverages required under this Agreement shall in no way operate to limit the liability of IBM to Equifax under the provisions of this Agreement.

    The Parties do not intend to shift all risk of loss to insurance. The naming of Equifax as additional insured is not intended to be a limitation of IBM's liability and shall in no event be deemed to, or serve to, limit IBM's liability to Equifax to available insurance coverage or to the policy limits specified in this Article 14, nor to limit Equifax's rights to exercise any and all remedies available to Equifax under contract, at law or in equity.

  15.2 Risk of Property Loss

    IBM is responsible for risk of loss of, or damage to, the Software, Machines, Equifax Provided Office Furnishings and Equifax Data in its possession or control, and Equifax is responsible for risk of loss of, or damage to, the Software, Machines and Equifax Data in its possession or control.

  15.3 Mutual Waiver of Subrogation

    (a) To the extent permitted by law, IBM and its Affiliates, contractors, subcontractors, and their respective directors, officers, employees, agents and insurers hereby waive their rights of subrogation against the member of the Equifax Group and their respective directors, officers, employees, agents, contractors and subcontractors for any loss or damage to the IBM Machines, IBM Software, and other tangible and intangible, real and personal property of IBM and its Affiliates, contractors and subcontractors resulting from operations in connection with this Agreement. Each property and worker's compensation insurance policy of IBM and its Affiliates, contractors and subcontractors shall be endorsed to provide a waiver of any and all rights of subrogation against the Equifax Group and their respective directors, officers, employees, agents, contractors and subcontractors for loss resulting from operations in connection with this Agreement.

    (b) To the extent permitted by law, Equifax, the other members of the Equifax Group and their respective directors, officers, employees, agents and insurers hereby waive their rights of subrogation against IBM and its Affiliates, contractors and subcontractors for any loss or damage to the Equifax Provided Hardware, Equifax Software, Equifax Provided Office Furnishings and other tangible and intangible, real and personal property of Equifax and the other members of the Equifax Group resulting from operations in connection with this Agreement. Each property and worker's compensation insurance policy of Equifax shall be endorsed to provide a waiver of any and all rights of subrogation against IBM and its Affiliates, contractors and subcontractors for loss resulting from operations in connection with this Agreement.

16.   DISPUTE RESOLUTION

  16.1 Dispute Resolution Procedures

    (a) Subject to Schedule L (Governance), any dispute between the Parties either with respect to the interpretation of any provision of this Agreement or with respect to the performance hereunder by IBM or by Equifax or their respective Affiliates shall be resolved as specified in this Section 16.1.

(i)    Upon the written request of either Party, a dispute shall be submitted to the Global Governance Team for resolution.

(ii)    The Global Governance Team shall meet as often as necessary to gather and furnish to each Party all non-privileged information with respect to the matter in issue which is appropriate and germane in connection with its resolution.

(iii)    The Global Governance Team shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding relating thereto.

(iv)    During the course of such negotiation, all reasonable requests made by one Party to the other for non-privileged information reasonably related to this Agreement, will be honored in order that each Party may be fully advised of the other Party's position.

(v)    The specific format for such discussions will be left to the discretion of the Global Governance Team, but may include the preparation of agreed upon statements of fact or written statements of position furnished by each Party to the other Party.

    (b) If the Global Governance Team does not resolve the dispute within thirty (30) days after the date of receipt by the other Party of a request to submit the dispute to the Global Governance Team as described in Section 16.1(a)(1) (the "Notice"), then the dispute shall be escalated to an officer of Equifax and an officer of IBM, for their review and resolution within forty-five (45) days after receipt of the Notice.

    (c) If the officers referred to in Section 16.1(b) do not resolve the dispute within forty-five (45) days after the Notice, then the dispute shall be escalated to the President of Equifax and the IBM corporate officer in charge of IBM Global Services, for their review and resolution within sixty (60) days after the Notice.

    (d) If the dispute is not resolved by the Parties' representatives identified in Section 16.1(c) within ninety (90) days after the Notice, the Parties agree to try in good faith to resolve the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to litigation or some other dispute resolution procedure.

    (e) If the dispute is not resolved by mediation within one hundred twenty (120) days after the Notice, then the Parties may initiate formal proceedings; however, formal proceedings for the judicial resolution of any such dispute may not be commenced until the earlier of:

(i)    the designated representatives concluding in good faith that amicable resolution through continued negotiation of the matter in issue does not appear likely; or

(ii)    one hundred twenty (120) days after the Notice; or

(iii)    thirty (30) days before the statute of limitations governing any cause of action relating to such dispute would expire.

    Notwithstanding anything to the contrary in this Section 16.1(e), the Global Governance Team shall have the authority to stay the time periods set forth in this Section 16.1 upon unanimous vote of its members to take such action.

    (f) Notwithstanding any other provision of this Section 16.1, either Party may resort to court action for injunctive relief at any time if the dispute resolution processes set forth in this Section would permit or cause irreparable injury to such Party or any third party claiming against such Party, due to delay arising out of the dispute resolution process.

  16.2 Continued Performance

    The Parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions of this Agreement or unless such performance is prevented by the actions of the other Party; provided that Equifax withholding payment of disputed charges as permitted under Section 8.2 (Disputed Charges/Credits) of Schedule C (Charges) will not considered to be preventing IBM from performing its obligations.

17.   GENERAL

  17.1 Relationship of Parties

    This Agreement shall not be construed as constituting either Party or its Affiliates as partner of the other Party and its Affiliates or to create any other form of legal association that would impose liability upon one Party or its Affiliates for the act or failure to act of the other Party and its Affiliates or as providing either Party or its Affiliates with the right, power or authority (express or implied) to create any duty or obligation of the other Party and its Affiliates, except as provided in Section 8.3. Each Party shall be responsible for the management, direction and control of the employees of such Party and its Affiliates and such employees shall not be employees of the other Party or its Affiliates.

    Each Party will submit to the other Party all advertising, written sales promotion, press releases and other publicity matters relating to this Agreement in which the other Party's or its Affiliate's name or mark is mentioned or language from which the connection of said name or mark may be inferred or implied, and will not publish or use such advertising, sales promotion, press releases, or publicity matters without prior written approval of the other Party. However, either Party may include the other Party's and/or its Affiliates name and a factual description of the work performed under this Agreement on employee bulletin boards, in its list of references and in the experience Section of proposals to third parties, in internal business planning documents and in its annual report to stockholders, and whenever required by reason of legal, accounting or regulatory requirements.

  17.2 Entire Agreement, Updates, Amendments and Modifications

    This Agreement (including the Schedules thereto and any Statements of Work issued under it) constitutes the entire agreement of the Parties and their Affiliates with regard to the Services and matters addressed therein. This Agreement supersedes and replaces, the agreements listed in Schedule M (Existing IBM-Equifax Agreements Superseded by the Agreement). All letters, proposals, discussions and other documents regarding the Services and the matters addressed in this Agreement are superseded by and merged into this Agreement. Updates, amendments and modifications to this Agreement may not be made orally, but shall only be made by a written document signed in the case of this Agreement by duly authorized representatives of both Parties. In the case of Equifax, only the Equifax Inc. Chief Technology Officer or his designee shall have contract signature authority with respect to this Agreement. Any terms and conditions varying from this Agreement on any order or written notification from either Party or its Affiliates shall not be effective or binding on the other Party or its Affiliates.

  17.3 Force Majeure

    (a) Neither Party shall be liable for any default or delay in the performance of its obligations hereunder provided that the non-performing Party is without material fault in causing such default or delay, except for payment defaults, if and to the extent and while such default or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, strikes, lockouts, or labor difficulties or any other similar cause beyond the reasonable control of such Party and its Affiliates other than strikes, lockouts, non-performance by third parties for which the non-performing party is responsible (provide that such third parties are not subject to a Force Majeure Event) or labor difficulties initiated by such Party's or its Affiliates or subcontractor's employees; and provided such default or delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the non-performing Party or its Affiliates through the use of alternate sources, work-around plans or other means, (individually, each being a "Force Majeure Event").

    (b) If a Force Majeure Event occurs, the non-performing Party will be excused from any further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use Commercially Reasonable Efforts to recommence performance or observance whenever and to whatever extent possible without delay. Any Party so delayed in its performance will immediately notify the other by telephone and describe at a reasonable level of detail the circumstances causing such delay (to be confirmed in writing within twenty-four (24) hours after the inception of such delay).

    (c) If any Force Majeure Event substantially prevents, hinders, or delays performance of the Services necessary for the performance of the critical functions of the Equifax users, as identified by Equifax, of such Services for more than three (3) consecutive days, then at Equifax's option:

(i)    Equifax may procure such Services from an alternate source. Provided Equifax has not terminated this Agreement to Section 17.3(c)(iii) and Equifax continues to make payment to IBM under this Agreement and Equifax exerts reasonable efforts to mitigate amounts payable to the alternate source, IBM will directly and timely pay the alternate source the full amount charged by such alternate source for the provision of such Services to Equifax until such time as IBM restores the Services and meets the Service Levels but in no event for more than one hundred eighty (180) days; and/or

(ii)    Equifax may terminate any portion of this Agreement so affected and the charges payable hereunder shall be equitably adjusted to reflect those terminated Services; and/or

(iii)    Until such time as IBM has restored the Services, Equifax may terminate this Agreement as of a date specified by Equifax in a written notice of termination to IBM, and Equifax will pay all charges due and payable through the termination date. If Equifax elects such termination, Equifax shall only pay on account of such termination IBM's Wind Down Expenses for a period not to exceed one hundred twenty (120) days and shall acquire from IBM, at a cost equal to IBM's then-current net book value, and hardware or software primarily dedicated to performing Services for Equifax that cannot be redeployed by IBM using Commercially Reasonable Efforts.

    (d) This Section 17.3 does not limit or otherwise affect IBM's obligation to provide Disaster Recovery Services in accordance with Section 3.3. In the event of a Force Majeure Event affecting Equifax, this Section 17.3 will not limit or otherwise relieve Equifax's obligation to pay any monies due IBM under the terms of this Agreement, except as provided in Section 17.3(c)(iii) and Section 3.3.

  17.4 Waiver

    No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof.

  17.5 Severability

    If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and such provision shall be deemed to be restated to reflect the Parties' original intentions as nearly as possible in accordance with applicable law(s).

  17.6 Counterparts

    This Agreement shall be executed in counterparts. Each such counterpart shall be an original and together shall constitute but one and the same document.

  17.7 Governing Law

    This Agreement and any and all claims and disputes arising out of or in connection with or related to the relationships and arrangements between the Equifax Group and IBM and its Affiliates described in this Agreement will be governed by and construed in accordance with the laws of the State of Georgia and the United States of America except where local mandatory law applies. The Parties hereby (a) agree that the U.S. District Court for the Northern District of Georgia, Atlanta Division, or if such court does not have subject matter jurisdiction, the appropriate State or Superior Court sitting in Fulton County, Georgia, shall have exclusive jurisdiction over the actions arising out of or related to or in connection with this Agreement and the subject matter of this Agreement, whether in contract, tort, or any other form of action ("Action"); (b) agree to initiate any such Action against the other Party only in such courts; (c) agree that they shall not raise any defense to the lawful jurisdiction of such courts; and (d) agree that they shall not attempt the removal of any Action to any other court, whether local, state or federal courts of the United States or the courts of any other country.

  17.8 Binding Nature and Assignment

    This Agreement will be binding on the Parties and their respective successors and permitted assigns. Except as provided in this Section 17.8, neither Party may, or will have the power to, assign this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld, except that either Party may assign its rights and obligations under this Agreement, without the approval of the other Party (i) in whole or in part to an Affiliate which expressly assumes such Party's obligations and responsibilities hereunder; or (ii) as part of a merger, acquisition or sale of substantially all of the assets of a Party. The assigning Party shall remain fully liable for and shall not be relieved from the full performance of all obligations under this Agreement. Any attempted assignment that does not comply with the terms of this Section 17.8 shall be null and void. Any Party assigning its rights or obligations to an Affiliate in accordance with this Agreement shall provide written notice thereof to the other Party together with a copy of the assignment document, within three (3) business days of such assignment Notices.

  17.9 Notices

    (a) Whenever one Party is required or permitted to give legal notice to the other Party under this Agreement, such legal notice will be in writing unless otherwise specifically provided herein and will be deemed given when delivered in hand, one (1) day after being given to an express courier with a reliable system for tracking delivery, or five (5) days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid, or when sent if delivered by facsimile. Operational notices may be sent via email.

    (b) Legal notifications, including Contract Change notices, will be addressed as follows:

In the case of IBM:	In the case of Equifax:
Global Project Executive 1505 Windward Concourse Alpharetta, Georgia 30005 Facsimile: 770-663-9701	Global Program Manager 1525 Windward Concourse Alpharetta, Georgia 30005 Facsimile: 770-740-7952
with a copy to:	with a copy to:
IBM Global Services General Counsel Route 100 Somers, New York 10569 Facsimile: 914-766-8440	Equifax Chief Legal Officer 1600 Peachtree Street, N.W. Atlanta, Georgia 30309 Facsimile: 404-885-8682
and to:
AVP — Technology Contract Management Equifax Inc. 1525 Windward Concourse 30005 Alpharetta, Georgia Fax: 770-740-7213

    (c) Operational notifications will be addressed to the IBM Regional PE and the Equifax Regional PM in the applicable Country Location.

    Either Party hereto may from time to time change its address for notification purposes by giving the other prior written notice of the new address and the date upon which it will become effective.

  17.10  No Third Party Beneficiaries

      The Parties do not intend, nor will any Section hereof be interpreted, to create for any third party beneficiary rights with respect to either of the Parties, except (a) each member of the Equifax Group and each IBM Affiliate shall be a third party beneficiary under this Agreement with respect to enforcement of any rights such member of the Equifax Group or IBM Affiliate may have under Article 10, Article 11, or Article 14 of this Agreement, and (b) an Affiliate of the Parties to which this Agreement has been assigned and accepted, will have the rights and benefits described this Agreement, and (c) the third parties identified in Article 14 will have the rights and benefits described in that Article.

  17.11  Other Documents

      Upon request of the other Party, on or after the Execution Date and amendments or revisions to any of the foregoing, each Party shall furnish to the other such certificate of its Secretary, certified copy of resolutions of its Board of Directors, or opinion of its counsel as shall evidence that this Agreement or any amendment or revision hereto has been duly executed and delivered on behalf of such Party or its Affiliates.

  17.12  Consents and Approvals

      The Parties agree that in any instance where a consent, approval or agreement is required of a Party in order for the other Party to perform under or comply with the terms and conditions of this Agreement, then such Party will not unreasonably withhold or delay such consent, approval or agreement and where consent, approval or agreement cannot be provided, the Party shall notify the other Party in a timely manner.

  17.13  Headings

      All headings herein and the table of contents are not to be considered in the construction or interpretation of any provision of this Agreement. The Agreement was drafted with the joint participation of both Parties and shall be construed neither against nor in favor of either, but rather in accordance with the fair meaning thereof. In the event of any apparent conflicts or inconsistencies between the provisions of this Agreement, the Exhibits, the Schedules or other attachments to this Agreement, such provisions shall be interpreted so as to make them consistent to the extent possible, and if such is not possible, the provisions of the Agreement shall prevail.

  17.14  Remarketing

      Equifax may not remarket all or any portion of the Services provided under this Agreement, or make all or any portion of the Services available to any party that is not a member of the Equifax Group, without the prior written consent of IBM; provided, however, that Equifax may sell or make available to Authorized Users and persons or entities acquiring portions of the

      Equifax Business from Equifax or its Affiliates access to elements of the Services under this Agreement ("Elements of the Services") subject to the following limitations:

    (a) Equifax shall independently set its own pricing and policies in connection with any such access to Elements of the Services;

    (b) Equifax does not utilize IBM's name as part of its marketing efforts regarding any such access to Elements of the Services;

    (c) Equifax discloses to its customers or Authorized Users accessing Elements of the Services that IBM is running the Systems but that IBM has no liability of any kind to such customers;

    (d) if Equifax's activities for a customer or Authorized User accessing Elements of the Services cause IBM to fail to meet a Service Level, IBM shall be excused from such failure to the extent, and only to the extent, IBM demonstrates that the failure was caused directly by such customer's or Authorized User's activities and to the extent such failure was not caused by IBM's failure to satisfy its obligations under this Agreement; and

    (e) Use of Elements of the Services by Authorized Users in connection with the Equifax Business and for the benefit of the Equifax Group is included in IBM's charges under Schedule C (Charges) except to the extent, if any, that such use of elements of the Services requires the IBM to perform New Services pursuant to Section 10.1 (Prices and Charges for New Services) of Schedule C (Charges).

    (f) Nothing herein may be construed to limit or hinder Equifax or the other members of the Equifax Group from (i) marketing, selling or performing its services to and for its customers or potential customers and/or (ii) from providing any portion of the Services to its Affiliates.

  17.15  Commencement of Actions

      Neither party may bring an action, regardless of form, arising out of this Agreement more than two (2) years after the later to occur of the date on which the cause of action has arisen or the date such cause of action was or should have been discovered.

  17.16  IBM Logo Products Warranties

      Nothing in this Agreement is intended to replace, supercede or vitiate the warranties and attendant rights and remedies granted to members of the Equifax Group by IBM and/or its Affiliates with respect to IBM Logo Products as set forth in any applicable lease, purchase and/or license arrangement.

  17.17  Local Enabling Agreements

    (a) It is the intention of the Parties that this Agreement shall provide for the provision of Services at the Country Locations provided herein, including those which may be located outside of the United States. Unless this Agreement expressly provides otherwise, Services to be provided hereunder to Equifax Affiliates outside of the United States shall be provided by the IBM Affiliate in the same country in which the Equifax Affiliate is located.

    (b) IBM's applicable local Affiliate shall enter into an enabling agreement in substantially the form agreed to by the Parties (a "Local Enabling Agreement"). Such Local Enabling Agreements may supplement the Schedules to this Agreement as appropriate (e.g., by updating the list of Systems Software to include any different or additional Systems Software used at the newly included site or by the newly included Affiliate) and may include country-specific terms and conditions that are necessary to comply with local law.

    (c) Without Equifax's consent, no Local Enabling Agreement shall alter the net amounts to be received by IBM, expand the geographic scope, or otherwise alter the Parties' respective rights and obligations under this Agreement. No Local Enabling Agreement shall be effective unless it is approved by the Equifax Global Program Manager and the IBM Global Project Executive. Each Party shall have joint and several liability for the respective obligations of its Affiliates under Local Enabling Agreements.

(main body of Agreement ends here)

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